FIRST AMENDED AND RESTATED MERGER AGREEMENT

             FIRST AMENDED AND RESTATED MERGER AGREEMENT, dated effective November 20, 2003 (the “First Amendment”), by and among U.S. Cobalt Inc., a Delaware corporation (the “Company”), EverGreen Power Inc., an Idaho corporation and a wholly-owned subsidiary of the Company (“Sub”), U.S. Geothermal Inc., an Idaho corporation (“Geo”), and the stockholders of Geo set forth on the signature pages hereto (collectively, the “Principal Geo Shareholders”). Geo and Sub are sometimes herein collectively referred to as the “Constituent Corporations.”

RECITALS

             A. Geo is engaged in the business of acquiring and developing one or more geothermal projects (the “Business”).

             B. The Company, Sub and Geo desire to effect a merger (“Merger”) of Sub with Geo, pursuant to which (i) subject to Sections 2.1(f) and 2.5 hereof, (a) each share of Geo’s common stock, $.001 par value per share (“Geo Common Stock”) will be converted into shares of the voting Common Stock of the Company, $.001 par value per share (“Company Common Stock”), and (b) all outstanding common share purchase warrants of Geo will be converted into warrants to purchase Company Common Stock and (ii) the Company will become the sole stockholder of the Surviving Corporation (as defined below).

             C. The Boards of Directors of the Company, Sub and Geo have each approved the Merger upon the terms and subject to the conditions set forth herein and deem it advisable and in the best interests of their respective stockholders that the Merger be consummated.

             D. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

             E. Effective February 28, 2003, the parties entered into a Merger Agreement (the “Agreement”), to memorialize the terms of the Merger. Since that time, certain facts and circumstances have changed, and the parties wish to amend and restate the Agreement to reflect their agreement with and to such changes.

             F. Capitalized terms used herein are defined or their definitions are referenced on Schedule E hereto.

AGREEMENTS

             NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this First Amendment), mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Agreement and agree as follows:

ARTICLE I

THE MERGER

             SECTION 1.1. The Merger; Surviving Corporation. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Idaho Code § 30-1-1101 et seq , as amended (the

“Idaho Code”), Sub shall be merged with and into Geo as soon as practicable after satisfaction or waiver of the conditions set forth in Article VII. Following the Merger, the separate existence of Sub shall cease, and Geo shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

             SECTION 1.2. Effect of the Merger. The Merger shall have the effects set forth in the Idaho Code. From and after the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of the Company.

             SECTION 1.3. Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Geo, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

             SECTION 1.4. Bylaws of the Surviving Corporation. At the Effective Time and without any further action on the part of the Constituent Corporations, the Bylaws of Geo shall be the Bylaws of the Surviving Corporation.

             SECTION 1.5. Board of Directors and Officers of the Surviving Corporation. At the Effective Time, the persons listed on Schedule 1.5(a) shall be the directors of the Surviving Corporation and the persons listed on Schedule 1.5(b) shall be the officers of the Surviving Corporation, holding such positions as are indicated on such Schedule, each of such directors and officers to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

             SECTION 1.6. Effective Time of the Merger. The Constituent Corporations will cause articles of merger and such other documents as are required by the Idaho Code to be duly filed with the Secretary of State of the State of Idaho (the “Idaho Authority”). The Merger shall become effective upon the filing of articles of merger substantially in the form attached hereto as Exhibit A with the Idaho Authority.

ARTICLE II

CONVERSION OF SHARES

             SECTION 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the capital stock of the Constituent Corporations:

             (a) Sub Common Stock. All of the issued and outstanding shares of Sub common stock, $.001 par value per share (“Sub Common Stock”), shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

             (b) Cancellation of Treasury Stock. All shares, if any, of Geo Common Stock and Geo Warrants or other rights to acquire any interest in the equity of Geo, directly or indirectly (collectively “Geo Securities”) that are owned directly or indirectly by Geo shall be cancelled, and no consideration shall be delivered in exchange therefor.

             (c) Conversion of Geo Common Stock. Except as provided in Sections 2.2 and 2.3 and subject to Section 2.1(e), all of the issued and outstanding shares of Geo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive and exchanged solely for 6,939,992 shares of Company Common Stock (after giving effect to the Consolidation), which shall be distributed to the Geo Shareholders as set forth in Schedule 2.1(c) hereto.

             (d) Conversion of Geo Warrants. Except as provided in Sections 2.2 and 2.3 and subject to Section 2.1(e), all of the issued and outstanding Geo Warrants issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive and exchanged solely for the 2,420,217 Exchange Warrants which shall be distributed to Vulcan.

             (e) Escrow Shares. Notwithstanding the foregoing, the Company shall deposit into the Escrow (as defined below) 5,782,993 shares (or such greater number as shall be required under an Escrow Agreement (as defined below)) of the Company Common Stock and all of the Exchange Warrants otherwise deliverable pursuant to Section 2.1(c) and Section 2.1(d) hereof (the “Escrow Securities”), which Escrow Securities shall, immediately after the Closing without any further action by any Person, become subject to the terms and conditions of the escrow (the “Escrow”) established pursuant to one or more escrow agreements to be entered into among the Company, the Escrow Agent and certain shareholders of the Company on such terms and conditions as are agreed among the Company, the Exchange and Escrow Agent (the “Escrow Agreement(s)”).

             (f) Equitable Adjustments. Notwithstanding the foregoing, the number of shares of Company Common Stock and Exchange Warrants to be issued pursuant to Sections 2.1(c) and 2.1(d) of this First Amendment (including the number of Escrow Securities) shall be equitably adjusted to the extent that such adjustment is necessary to preserve the economic value of such shares as determined by an independent accounting firm selected by the Company in the event of a change in the number of outstanding shares of the Company’s capital stock resulting from a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, asset spin-off, split-off, reorganization, stock rights offering, liquidation or similar event (other than the Consolidation), of or by the Company between the date hereof and the date such shares are distributed.

             (g) Definition of Merger Consideration. The shares of the Company Common Stock and the Exchange Warrants (including, without limitation, the Escrow Securities) to be received pursuant to Sections 2.1(c) and this 2.1(d) upon the conversion of Geo Securities shall be referred to as the “Merger Consideration.”

             SECTION 2.2. Dissenters’ Rights. It is a condition to the obligations of the Company and Sub to proceed to closing under this First Amendment that no Geo Shareholders exercise any dissenters’ rights under applicable law. If such condition is waived (but without creating or implying any obligation to do so), the Geo Shareholders as to which dissenters’ rights shall have been duly demanded under applicable law (“Dissenting Shares”), if any, shall be entitled to payment by the Surviving Corporation only of the fair value of such shares plus accrued interest to the extent permitted by and in accordance with the provisions of applicable law; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by applicable law, subsequently deliver a written withdrawal of such holder’s demand or (ii) if any holder fails to establish such holder’s entitlement to demand or receive payment as provided under applicable law, such holder or holders (as the case may be) shall forfeit such right to payment for such Geo Securities and such securities shall thereupon be deemed to have been converted into Company Common Stock as of the Effective Time in accordance with Section 2.1 hereof (including, without limitation, that such shares of Company Common Stock shall constitute additional Escrow Securities subject to the terms of the Escrow in accordance with Section 2.1(e)).

             SECTION 2.3. No Fractional Shares. No certificates representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of certificates formerly representing Geo Common Stock or deposited into the Escrow pursuant to this Article II. Fractions of shares will be rounded down to the closest whole number.

             SECTION 2.4. Certificates; Surrender and Payment.

             (a) Effect of Merger on Geo Stock Certificates. As of the Effective Time, each certificate representing Geo Securities shall cease to represent such Geo Securities and shall represent only (i) in the case of Dissenting Shares, if any, the rights of the holder as provided in Section 2.2 or (ii) in all other cases, the right to receive Merger Consideration pursuant to and in accordance with the terms hereof and any holder thereof shall cease to have any rights as a securityholder of Geo or the Surviving Geo.

             (b) Surrender and Payment. On or before the Closing Date, the Geo Shareholders shall surrender the certificates for their Geo Securities to the Company along with fully-executed forms of the Transferee Acknowledgement and Warranty included in the Merger Materials, and the Company shall issue the Exchange Securities to the Geo Shareholders in accordance with the provisions of Sections 2.1(c) and 2.1(d) hereof, subject to the provisions of the Escrow Agreement(s).

             (c) Closing of Geo’s Transfer Books. After the Effective Time, no transfers of Geo Securities shall be recorded in the stock transfer books of the Surviving Corporation or its transfer agent.

             SECTION 2.5. Transfer of Company Common Stock. No Geo Shareholder shall sell, assign, convey or otherwise transfer any Company Common Stock or Exchange Warrants issued pursuant to this First Amendment except pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) or an applicable exemption from registration thereunder and otherwise in accordance with all applicable federal and state securities laws. Unless and until otherwise permitted by this First Amendment, each certificate of Company Common Stock and Exchange Warrants issued pursuant to this First Amendment to any Stockholder or his or her nominee, or to any subsequent transferee of such certificate shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE NOT BEEN ACQUIRED WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR UNDER APPLICABLE STATE SECURITIES LAWS.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF GEO AND THE PRINCIPAL GEO SHAREHOLDERS

             Geo and the Principal Geo Shareholders hereby jointly and severally represent and warrant to each of the Company and Sub as of the date hereof and as of the Effective Time as set forth below. The information disclosed on any Schedule attached hereto shall be deemed to relate solely to the section of this Article III to which such Schedule relates and shall not be deemed made for other sections to which such disclosure may apply unless such disclosure is cross-referenced in the Schedule(s) relating to such other section(s), and only to the extent that the applicable information or risk is described.

             SECTION 3.1. Organization and Authority. Geo is duly incorporated, validly existing and in good standing under the laws of the State of Idaho, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. No order has been made or petition presented or resolution adopted which relates to the winding-up of Geo or for an administration order in respect of Geo, nor has any administrative or other receiver been appointed by any Governmental Authority or other Person with respect to all or part of the assets of Geo, and no power to make any such appointment has arisen. Geo has delivered to the Company complete and correct copies of the Articles of Incorporation and Bylaws presently in effect for Geo, and Geo is not in default under or in violation of any provision of such documents.

             SECTION 3.2. Qualification. Geo is qualified and licensed to do business and is in good standing in the State of Idaho, and is not required to be licensed or qualified in any other jurisdiction.

             SECTION 3.3. Authorization. Geo has full corporate power and authority to enter into, execute and deliver this First Amendment and the Additional Agreements to which it is a party and to perform and observe fully its obligations hereunder and thereunder and to perform the transactions contemplated hereby and thereby; provided, however that consummation of the Merger shall require approval of the Geo Shareholders in accordance with the Idaho Code and Geo’s Articles of Incorporation and By-laws (“Geo Shareholder Approval”). Geo’s Board of Directors has taken all action required by law, Geo’s Articles of Incorporation and Bylaws, or otherwise to authorize the execution, delivery and performance of this First Amendment and the Additional Agreements to which Geo is a party and the consummation by Geo of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Geo are necessary to authorize the entry into, execution, delivery or performance of this First Amendment and the Additional Agreements other than Geo Shareholder Approval. This First Amendment and the Additional Agreements to which Geo is a party have been duly and validly executed and delivered by Geo, and, assuming due authorization, execution and delivery by the Company and Sub, constitute valid and binding legal obligations of Geo, enforceable against Geo in accordance with their terms.

             SECTION 3.4. No Violation. Neither the execution, delivery or performance of this First Amendment or the Additional Agreements nor (assuming Geo Shareholder Approval) the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Geo, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require any notice under, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of Geo or otherwise) any obligation or agreement, or result in the loss of any benefit or the imposition of any fee or penalty, or give rise to the creation of any Lien upon any of the properties or assets of Geo, in each case under any of the terms, conditions or provisions of any debt, note, bond, mortgage, indenture, deed of trust, license, lease, permit, agreement or other instrument or obligation to which Geo is a party or by which it or any of its properties or assets may be bound or affected (unless requisite waivers or consents satisfactory in form and substance to the Company shall have been obtained in writing and delivered to the Company prior to the Closing) or (c) violate any Rules (including foreign, federal and state securities laws) of any Governmental Authority applicable to Geo or any of its properties, assets or operations.

             SECTION 3.5. Capitalization of Geo. The authorized capital stock of Geo consists of 10,000,000 shares of Geo Common Stock. There are issued and outstanding 6,079,836 shares of Geo Common Stock owned of record and beneficially by the Persons and in the amounts specified on Schedule 3.5(a) attached hereto, free and clear of all Liens, other than the Lien created by the Vulcan Agreement, which will terminate at Closing. There are no Geo Securities held by Geo as treasury stock. All of the issued and outstanding Geo Securities are validly issued, fully paid, non-assessable and are without, and were not issued in violation of, any preemptive rights, and were not issued in violation of federal or state securities laws. No other class of capital stock of Geo other than the Geo Common Stock is issued or outstanding, and other than the 1,612,000 Geo Warrants (which Geo Warrants and their holders are accurately described on Schedule 3.5(b)), there are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments to acquire from Geo any shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock or any other security of Geo or the Surviving Corporation. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Geo. Geo is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Geo has delivered to the Company accurate and complete copies of the stock records of Geo including copies of the duly cancelled certificates representing any shares of the capital stock of Geo which were previously issued and then cancelled.

             SECTION 3.6. No Subsidiaries. Geo does not own any investment, equity securities or other legal and/or beneficial interests in any Person.

             SECTION 3.7. Consents and Approvals. Except for consents and approvals of or filings or registrations with (a) the Idaho Authority relating to the filing of a certificate of merger pursuant to the Idaho Code, and (b) as set forth on Schedule 3.7, no filing or registration with, no notice to and no permit, authorization, consent or approval of, any third party or any Governmental Authority is necessary for the consummation by the Geo Shareholders and Geo of the transactions contemplated by this First Amendment or the Additional Agreements or to enable Geo to continue to conduct its business after the Effective Time in a manner which is consistent with that in which it is presently conducted or contemplated to be conducted.

             SECTION 3.8. Books and Records. The books and records of Geo are, and have been, maintained in the usual, regular, ordinary and appropriate manner by Geo, and all of the transactions of Geo are properly reflected therein.

             SECTION 3.9. Financial Statements. Geo has furnished to the Company copies of the audited balance sheet of Geo as of September 30, 2002 (such balance sheet being referred to herein as the “Most Recent Balance Sheet”), together with the related audited statements of income, stockholders’ equity and changes in cash flows for the period from Geo’s inception until September 30, 2002, and the notes and supplementary information thereto, accompanied by the report thereon of Geo’s independent public accountant (such financial statements being hereinafter referred to as the “Financial Statements”). The Financial Statements and each item therein, including the notes thereto (i) were prepared in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis throughout the periods covered thereby (“GAAP”), (ii) present fairly the financial position, results of operations and changes in cash flows, as applicable, of Geo, (iii) are accurate, correct and complete and are, in all material respects, in accordance with the books of account and records of Geo and (iv) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by Geo for federal income tax purposes.

             SECTION 3.10. Absence of Undisclosed Liabilities. Notwithstanding any limitations or qualifications of, or exceptions to any other representation and warranty contained in this Article III, (a) there are no Liabilities, commitments or obligations of Geo of any kind whatsoever, (b) neither Geo nor any Principal Geo Shareholder Knows of any valid basis for the assertion of any such Liabilities, commitments or obligations, and (c) neither Geo nor any Principal Geo Shareholder Knows of any existing condition, situation or set of circumstances which is reasonably likely to result in such a Liability, commitment or obligation, other than (x) Liabilities, commitments and obligations to the extent and in the amounts set forth on the Most Recent Balance Sheet (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (y) obligations to perform the executory portions of contracts to which Geo is a party, provided that such obligations are set forth in such contracts, such contracts are set forth on Schedule 3.14 hereto, and such contracts were entered into in the ordinary course of business and have been made available to the Company, and (z) additional accruals of Liabilities of the type that would be included on a balance sheet of Geo in accordance with GAAP incurred in the ordinary course of business consistent with past practices subsequent to the date of the Most Recent Balance Sheet and prior to the date hereof or the Closing Date (as applicable), provided that none of such additional accruals results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law or relates to indebtedness for borrowed money or inter-company debt or debt owed to Affiliates and such additional accruals are not, in the aggregate, material.

             SECTION 3.11. Absence of Certain Changes. Except as set forth on Schedule 3.11 hereto, since September 30, 2002, Geo has conducted its businesses only in the ordinary and usual course using its best efforts to maintain and enhance the Business and there has been no material adverse change in the assets, properties, business, operations, prospects, customer, licensor, licensee, supplier or employee relations, net income or condition (financial or otherwise) of Geo or in the ability of Geo or any of the Principal Geo Shareholders to perform this First Amendment, the Additional Agreements and the transactions contemplated hereby and thereby (a “Material Adverse Effect”). For purposes of this First Amendment, any change or effect exceeding an amount or value or having an impact of $5,000 or more individually, or $10,000 or more in the aggregate, or adversely affecting Geo’s rights under the Geothermal Agreements or the Vulcan Agreement, shall be deemed to be “material” and result in a Material Adverse Effect. There is no event, condition, circumstance or, to the Knowledge of Geo or any Principal Geo Shareholder, prospective development which has had or may have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.11 hereto, Geo has not since September 30, 2002:

              (a)   declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Geo,

              (b)  purchased, redeemed (or called for redemption), issued, sold, or otherwise acquired or disposed of any shares of capital stock or other equity securities of Geo, or granted any options, warrants or other rights to purchase, or convert any obligation into, shares of capital stock or any evidence of indebtedness or other securities of Geo,

              (c)  incurred or assumed any indebtedness (whether directly or by way of guarantee or otherwise) for borrowed money, or become bound to repay prematurely any borrowed money,

              (d)  forgiven or canceled any debts or claims,

              (e)  discharged or satisfied any Lien, or paid any Liability, other than current liabilities for trade or business obligations shown on the Most Recent Balance Sheet or incurred thereafter (but only to the extent such payment was in the ordinary course of business consistent with past practices),

              (f)  changed its credit policies or practices,

              (g)   (i) increased the rate or terms of compensation (including termination and severance pay) payable or to become payable by Geo to its directors, officers, employees or agents, or increased the rate or terms of any bonus, insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such directors, officers, employees or agents, except increases occurring in the ordinary course of business consistent with past practice or as required by applicable law, or (ii) entered into any employment, severance or termination agreement with any such Person,

              (h)  made any loan, advance or capital contribution to any Person,

              (i)   waived any significant rights relating to the business of Geo or arising under or relating to any of its assets, interests or properties,

              (j)   experienced any damage, destruction or loss to the properties or assets owned, leased or used by Geo, whether or not covered by insurance and whether as a result of fire, flood, riot, strike, act of God, other hazard or otherwise,

              (k)  changed its financial or tax accounting principles or methods,

              (l)   changed, or authorized any change, in its Articles of Incorporation or Bylaws,

             (m)  changed any of its business policies, customs or practices, including advertising, licensing, investment, marketing, pricing, credit, the collection of receivables, the payment of payables, purchasing, production, personnel, sales, returns, budget, research and development and product acquisition policies,

              (n)  commenced, accelerated, ceased or curtailed any research and development efforts other than in the ordinary course of business, consistent with past practices,

              (o)  sold, leased, licensed, abandoned or made any other disposition of, or created or permitted to exist any Liens with respect to, any of its properties, Proprietary Rights or assets or made any acquisition of all or any part of the properties, assets, capital stock or business of any other Person,

              (p)   entered into any merger, consolidation, recapitalization or other business combination or reorganization,

              (q)   amended, terminated or failed to renew, or received any threat to terminate or fail to renew, any Contract (as hereinafter defined) or other agreement other than in the ordinary course of business and where such amendment, termination, failure to renew or threat, singly or together with other such actions, will not have a Material Adverse Effect,

              (r)    failed to pay trade payables of its business in the ordinary course of business or done anything to adversely affect its relationship with customers, suppliers, licensors or licensees,

              (s)   induced any employee, agent or consultant of Geo to leave or terminate his or her employment or engagement with Geo or acted to otherwise adversely affect the relation of Geo with any key employee, consultant or agent,

              (t)   terminated, amended or modified any Plans, or adopted any employee benefit plan, agreement, arrangement, commitment, policy or practice,

             (u)   without limiting the foregoing, engaged in any other material transaction other than in the ordinary course of business consistent with past practices, or

              (v)  agreed, either in writing or in a binding oral agreement, to do any of the foregoing.

             SECTION 3.12. Litigation. There are no Claims pending or, to the Knowledge of Geo or the Principal Geo Shareholders, threatened by or before any Governmental Authority or before any arbitrator of any nature, brought by or against Geo, or any of its officers, directors, stockholders, employees or agents involving, affecting or relating to the business, assets, operations or securities of Geo, or the transactions contemplated by this First Amendment or the Additional Agreements, nor is there any basis for any such Claim. Neither Geo nor any of its businesses, assets or properties is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator. No present or former employee of Geo (or any predecessor of its business) has made or is entitled to assert any Claim against Geo.

             SECTION 3.13. Assets; Liens and Encumbrances. Geo has never held and does not currently own or use in its business and operations any material tangible personal property assets. There are no Liens with respect to Geo, its assets, businesses or operations except for Liens (a) for taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions, and (b) on assets leased or licensed by Geo as described in any Schedule hereto, in which case Geo holds a leasehold or licensed interest free and clear of all other Liens except for the lessor’s or licensor’s interest therein. Neither Geo nor any of the Principal Geo Shareholders are aware of (i) any assets of Geo which require substantial repair or replacement, (ii) any manufacturer, supplier or servicer of any assets of Geo which has terminated its operations or suffered a significant adverse change in its condition (financial or otherwise) or (iii) any other facts or circumstances which would materially adversely affect the Surviving Corporation’s ability to obtain repair or replacement products, parts or services with respect to any assets of Geo after the Closing.

             SECTION 3.14. Contracts. Set forth on Schedule 3.14 attached hereto is a list of all contracts, mortgages, notes, security agreements, trust indentures, arrangements, leases, licenses, commitments and other agreements and instruments (collectively, “Contracts”) to which Geo is a party which are material and relate to or affect the capital stock, business, assets, properties or operations of Geo or to which Geo or its business, assets, properties or operations may be bound or subject, including all written or oral, express or implied Contracts (a) relating to Proprietary Rights owned or used by Geo, (b) not made in the ordinary course of business, (c) relating to the borrowing of money or for lines of credit,(d)  involving leases and subleases of real or personal property, (e) for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights, (f) granting any power of attorney with respect to the affairs of Geo, (g)  involving suretyship contracts, working capital maintenance or other form of guaranty agreements, (h) limiting or restraining Geo from engaging or competing in any lines of business or with any Person, (i) involving partnerships or joint ventures which Geo is a partner or participant in, (j) pursuant to which Geo may make or receive payments in excess of $5,000, (k) with any current or former stockholder, officer, director, employee, agent or consultant of Geo, or with any entity in which any of the foregoing is or was a controlling person, (l) involving any Plan, (m) involving non-competition, secrecy or confidentiality agreements, (n) involving the employment of temporary employees or the retention of independent contractors, (o) the benefits or which are contingent or accelerated, or the terms of which are altered, by the occurrence of, or the value of any benefits of which will be calculated on the basis of, any of the transactions contemplated by this First Amendment or the Additional Agreements, (p) which involves exclusive dealing, supply or requirements obligations, (q) pursuant to which Geo has any indemnification obligations, (r) which provide for warranties or return of product, (s) which is a

“futures” contract committing Geo to purchase, or accept delivery of product at future times at fixed prices, or (t) involving amendments, modifications, extensions or renewals of any of the foregoing. Schedule 3.14 also sets forth all such material contracts and agreements currently being negotiated by Geo. The Contracts can be performed in the ordinary course of business (consistent with past practices). Each of the Contracts is valid and binding and in full force and effect and is enforceable against the parties thereto in accordance with its terms, and there are no existing defaults or events of default which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Geo thereunder or any other party thereto. Except as set forth on Schedule 3.14, the consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provisions of any Contracts and the Company and the Surviving Corporation will have and may enjoy and enforce all rights and benefits under each such Contract. There is no Lien on Geo’s interests under any of the Contracts. True and complete originals or copies of the Contracts listed or required to be listed in Schedule 3.14 have been delivered by Geo to the Company. Geo is not a party to any oral Contract.

             SECTION 3.15. Employee Benefit Plans. Geo does not have any Plans.

             SECTION 3.16. Taxes. Geo is a calendar year taxpayer which began operations in 2002. It has not yet filed, and is not delinquent with respect to, any federal, state, local and foreign Tax (as defined below) or information returns, forms, estimates, information statements and reports (“Returns”) required to be filed by it on or before the Effective Time and will pay or caused to be paid, or make adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes required to be paid in respect of the periods for which such Returns are due. For these purposes, the Tax attributable to the period including the Effective Time should be determined as if the taxable year ended at the Effective Time. Geo is not delinquent in the payment of any Tax, and, no deficiencies for any Tax, assessment or governmental charge have been claimed, proposed, assessed or, to the Knowledge of Geo or the Principal Geo Shareholders, threatened. There are no Liens on the assets of Geo for unpaid Taxes, except for Liens relating to Taxes that are not yet due and payable. No waiver or extension of time to assess any Taxes has been given or requested. No claim has been made by any taxing authority in any jurisdiction where Geo does not file Tax returns that Geo is or may be subject to taxation by that jurisdiction. For the purposes of this Section, the term “Tax” shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any federal, state, local or foreign or other taxing authority on Geo or any of its properties, assets or operations (including as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other Person), and including those related to income, employee welfare or retirement (including social security), gross receipts, sales, use, occupation, services, leasing, valuation, addition of value, transfer, license, excise, customs duties or franchise. Geo has not been a member of an Affiliated Group or been included in a combined, consolidated or unitary Tax return. Geo is not a party to or bound by any Tax allocation or Tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes. Geo has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable periods specified in Code Section 897(c)(1)(A). Geo is not required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method which affects any taxable year ending after the Closing Date, or has any application pending to effect such a change of accounting method. Geo is not obligated to make any payments, or is a party to an agreement that could make it obligated to make payments, which will not be deductible under Section 280G of the Code.

             SECTION 3.17. Compliance with Applicable Law.

             (a) The only licenses, permits, franchises, authorizations, registrations and approvals (the “Licenses”) issued or granted to Geo by any Governmental Authority and all pending applications therefor are Geo’s organizational documents filed with the Idaho Authority, complete and correct copies of which have been delivered to the Company. Geo holds, and at all times has held, all Licenses necessary for the lawful conduct of its business under and pursuant to, and the business of Geo is not being and has not been conducted in violation of, any Rule of any Governmental Authority applicable to Geo or any of its properties, assets or operations.

             (b) Geo has complied with the Rules, and has not received any notification of any asserted present or past failure by it to comply with the Rules. None of Geo, any of Geo’s officers, agents or employees nor any distributor, licensee or any other Person acting on behalf of Geo has (i) made any unlawful political contributions, (ii) made any payment or provided services which were not legal to make or provide or which such Person Knew or should have Known were not legal for the payee or the recipient of such services to receive, (iii) received any payments, services or gratuities which were not legal to receive or which Geo or such Persons should have Known were not legal for the payor or the provider to make or provide, (iv) had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (v) has had any off-book bank or cash accounts or “slush funds”, (vi) made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (vii) made illegal payments to obtain or retain business.

             SECTION 3.18. Brokers’ Fees and Commissions. Except for a sponsorship agreement with First Associates, neither Geo nor any Principal Geo Shareholder nor any of their respective directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby. A true and correct copy of the First Associates sponsorship agreement has been delivered to the Company.

             SECTION 3.19. Labor Matters. Geo has never had and currently has no employees nor has it offered employment to any Person. Geo has no and has never had any ERISA Affiliates. Schedule 3.19 sets forth a true and complete list of directors and officers who perform services for Geo, and for each such Person includes a complete and accurate summary description of the material compensation paid to such Person (including the date of the most recent increase thereof) and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive, or has received, upon termination of employment or service or as a result of any of the transactions contemplated by this First Amendment. Geo has no oral or written severance policy or severance obligations.

             SECTION 3.20. Non-Compete Agreements. No oral or written Contract, license or permit restricts the ability of Geo to own, possess or use its assets or conduct its business or operations in any geographic area or other market or market segment or restricts in any way the full participation of the Principal Geo Shareholders or, to the Knowledge of Geo or the Principal Geo Shareholders, any key employees, officers, agents or consultants of Geo in the operation of such business.

             SECTION 3.21. Inventory and Accounts Receivable. Geo does not have any inventory or accounts receivable.

             SECTION 3.22. Bank Accounts. Schedule 3.22 attached hereto sets forth the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions at which Geo maintains an account, deposit, safe deposit box, lock box or other arrangement for the collection of accounts receivable or line of credit or other loan facility relationship or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto. Prior to or at the Effective Time, Geo will deliver or make available to the Company copies of all records pertaining to such bank accounts. Schedule 3.22 sets forth an accurate and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by Geo (“Investments”). Geo has good and marketable title to all of the Investments.

             SECTION 3.23. Insurance. Geo carries a $2,000,000 Commercial General Liability insurance policy.

             SECTION 3.24. Real Property.

             (a) Geo has good and marketable fee title to an undivided twenty percent (20%) interest the Vulcan Property, and there are no liens, encumbrances, leases, security interests, easements, rights-of-way, charges, adverse claims, management agreements, continuing contracts or other exceptions to title affecting title to the Vulcan Property other than the matters set forth in the Preliminary Commitment for Title Insurance issued by Commonwealth Land Title Insurance Company under Order No. 35376, (the “Title Report”) a true and correct copy of which has been provided to the Company.

             (b) The Geothermal Properties comply in all material respects with all applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning and platting), and none of Geo or the Principal Geo Shareholders has any Knowledge of a violation of any such laws, ordinances, rules or regulations. There is sufficient access to the Geothermal Properties to permit Geo to conduct the Business as contemplated.

             (c) All notices, licenses, permits, certificates and authority required in connection with the construction, use, occupancy, and operation of the Geothermal Properties by Geo prior to and as of the date hereof and the Effective Time, have been obtained and are in full force and effect, and none will be adversely affected by the Merger.

             (d) None of Geo or the Principal Geo Shareholders has any Knowledge of any structural defects in any improvements located on the Geothermal Properties.

             (e) Schedule 3.24 sets forth an accurate, correct and complete list of the Geothermal Agreements, a description of the leasehold rights, street address (if applicable), annual rent, royalty or other consideration obligations, expiration date, other material provisions, and list of contracts, agreements, leases, subleases, options and commitments, oral or written, affecting the Geothermal Properties or any interest therein to which Geo is a party or by which any of its interests in the Geothermal Properties is bound, and all improvements thereon. Geo has been in peaceable possession of the real property covered by each Geothermal Agreement since the commencement of the original term of such agreement, and has performed all obligations required to be performed by it to date under such Geothermal Agreement. Except as disclosed on Schedule 3.24, neither the Geothermal Properties nor the leasehold interest nor any of the leasehold improvements of Geo with respect to the Geothermal Properties is subject to any Liens; and none of the Geothermal Properties is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which adversely affect the value of the Geo’s interest therein or which interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of Geo as contemplated to be conducted.

Neither Geo nor, to the Knowledge of Geo or the Principal Geo Shareholders, any other party to the Geothermal Agreements is in default under any of the Geothermal Agreements.

             (f) Except as disclosed on Schedule 3.24, no real property other than the Geothermal Properties is or has been used in the business of Geo. Except as disclosed on Schedule 3.24, to the Knowledge of Geo and the Principal Geo Shareholders, no Geothermal Property is located within a wetland or flood or waterfront erosion hazard area, and the buildings, structures and improvements situated thereon and appurtenances thereto and are in good condition (subject to normal wear and tear), and as such are adequate to conduct the business of Geo as presently conducted and as contemplated. Neither the whole nor any portion of any Geothermal Property has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. No such condemnation, requisition or taking is, to the Knowledge of Geo or the Principal Geo Shareholders, threatened or contemplated. Except as disclosed on Schedule 3.24, there are no public improvements pending or contemplated which may result in special assessments against or otherwise affect the Geothermal Properties.

             (g) The Geothermal Properties are, to the Knowledge of Geo and the Principal Geo Shareholders, in compliance with, include all rights necessary to assure compliance with, and all buildings, structures, other improvements and fixtures on such Properties and the operations thereon conducted conform in all respects to, all applicable health, fire, water, environmental, safety, zoning, building, use or similar Rules. The zoning of each parcel of the Geothermal Properties permits the existing improvements and the continuation following consummation of the transactions contemplated hereby of the business of Geo as presently conducted thereon. Geo has all licenses, certificates of occupancy, permits and authorizations required to operate its businesses and utilize the Geothermal Properties. Geo has all easements and rights necessary or appropriate to conduct its operations, including easements for all utilities, services, roadway and other means of ingress and egress and each parcel of the Geothermal Properties has direct access to public roadways. The execution, delivery and performance of this First Amendment and the transactions contemplated hereby will not result in the imposition of any transfer or other Tax with respect to the Geothermal Properties.

             SECTION 3.25. Transactions with Related Parties. Except as set forth on Schedule 3.25 attached hereto, (a) there have never been nor are there now any transactions between Geo and (i) any director, officer, employee, stockholder or Affiliate of Geo, or (ii) any relative or spouse (or relative of such spouse) of any such director, officer, employee, stockholder or Affiliate (such Persons in (i) and (ii) being referred to herein as a “Related Party” or collectively as the “Related Parties”), (b) no Related Party has ever been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer, sales agent, licensor, licensee, lessor or lessee of Geo, or has competed with or been engaged in any business of the kind being conducted by Geo, (c) no Related Party has an interest in or owns, directly or indirectly, in whole or in part, any tangible or intangible property of Geo, or that Geo uses in the conduct of its business, (d) no Related Party has any cause of action or other claim whatsoever against or owes any money or other amounts to, nor is any Related Party owed any money or other amounts by, Geo other than amounts owed for compensation, employee benefits or travel expenses incurred in the ordinary course of business and (e) no Related Party is a party to any contract, lease, agreement, arrangement or commitment used in the operations of Geo. Except as set forth on Schedule 3.25 attached hereto, Geo has no indebtedness to or from any Related Party.

             SECTION 3.26. Names. Geo has never operated under any name other than U.S. Geothermal Inc.

             SECTION 3.27. Disclosure. All documents, agreements and other papers and materials delivered by or on behalf of Geo or the Principal Geo Shareholders in connection with this First Amendment, the Additional Agreements and the transactions contemplated hereby and thereby are true, complete and accurate. All documents referred to in this First Amendment, including in the Schedules or Exhibits, and the corporate minute books of Geo have been delivered to the Company. Such corporate minute books contain all of the minutes of meetings of stockholders, board of directors, and any committees of the board of directors that have been held and all of the written consents to action executed in lieu thereof. None of the representations, warranties or statements of Geo or the Principal Geo Shareholders contained in this First Amendment, in the Schedules or Exhibits hereto, or in any other agreement, instrument or document executed or delivered by or on behalf of such Person in connection with the transactions contemplated by this First Amendment contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made, in the context in which made, not false or misleading. There is no fact that Geo or the Principal Geo Shareholders have not disclosed to the Company and Sub in writing that causes a Material Adverse Effect or could result in a Material Adverse Effect. Without limiting the generality of the foregoing, the information with respect to Geo in the Information Circular does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made, in the context in which made, not false or misleading. Geo and the Principal Geo Shareholders acknowledge that the statements contained in this Section shall not be deemed to limit or qualify any of the other representations or warranties contained in this First Amendment, in the Schedules or Exhibits hereto or in any agreement or document delivered in connection herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL GEO SHAREHOLDERS

             Each of the Principal Geo Shareholders hereby represents and warrants, severally but not jointly, to each of the Company and Sub as of the date hereof and as of the Effective Time as set forth below. The information disclosed on any Schedule attached hereto shall be deemed to relate solely to the section of this Article IV to which such Schedule relates and shall not be deemed made by other sections to which such discloses may apply unless such disclosure is cross-referenced in the Schedule(s) relating to such other section(s), and only to the extent that the applicable information or risk is described.

             SECTION 4.1. Authorization. Each Principal Geo Shareholder, to the extent that it is not a natural person, is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to enter into, execute and deliver this First Amendment and the Additional Agreements to which it is a party and to perform and observe fully its obligations hereunder and thereunder and to perform the transactions contemplated hereby and thereby. Each Principal Geo Shareholder, to the extent that he or she is a natural person, has the legal capacity to enter into this First Amendment and the Additional Agreements to which such Person is a party and to consummate the transactions contemplated hereby and thereby. Each Principal Geo Shareholder has taken all action required by law, Geo’s Articles of Incorporation and Bylaws, its own organizational documents, if applicable, or otherwise to authorize the execution, delivery and performance of this First Amendment and the Additional Agreements to which such Person is a party and the consummation by such Principal Geo Shareholder of the transactions contemplated hereby and thereby. This First Amendment and the Additional Agreements to which such Person is a party have been duly and validly authorized (if applicable), executed and delivered by each Principal Geo Shareholder and, assuming due authorization, execution and delivery by the Company and Sub, constitute valid and binding legal obligations of such Principal Geo Shareholder, enforceable against such Principal Geo Shareholder in accordance with their terms.

             SECTION 4.2. No Violation. Neither the execution, delivery or performance of this First Amendment or the Additional Agreements by each Principal Geo Shareholder nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of the organizational or governing documents of such Principal Geo Shareholder, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require any notice under, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of Geo or otherwise) any obligation or agreement, or result in the loss of any benefit or the imposition of any fee or penalty, or give rise to the creation of any Lien upon any of the respective properties or assets of Geo or such Principal Geo Shareholder (including the Principal Geo Shareholder’s Geo Securities), in each case under any of the terms, conditions or provisions of any debt, note, bond, mortgage, indenture, deed of trust, license, lease, permit, agreement or other instrument or obligation to which Geo or such Principal Geo Shareholder is a party or by which they or any of their respective properties or assets may be bound or affected (unless requisite waivers or consents satisfactory in form and substance to the Company shall have been obtained in writing and delivered to the Company prior to the Closing) or (c) violate any Rules (including foreign, federal and state securities laws) of any Governmental Authority applicable to Geo or such Principal Geo Shareholder or any of their respective properties, assets or operations.

             SECTION 4.3. Ownership of Securities. Each Principal Geo Shareholder owns of record and beneficially the amounts and type of Geo Securities specified as owned by such Principal Geo Shareholder on Schedule 3.5 attached hereto, free and clear of all Liens and no Principal Geo Shareholder owns, beneficially or of record, any other debt or equity securities of Geo or any option, warrant, call, subscription or any other right to acquire any such securities. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments to acquire from any Principal Geo Shareholder any shares of capital stock of Geo or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock or any other security of Geo or the Surviving Corporation. There are no voting agreements, voting trust agreements, proxies or stockholder or similar agreements relating to the capital stock of Geo to which any Principal Geo Shareholder is a party. Each Principal Geo Shareholder has sole power of disposition and voting with respect to all of Geo Securities owned beneficially or of record by such Principal Geo Shareholder, including without limitation, the sole power to demand, assert or otherwise exercise dissenter’s or appraisal rights, regardless of whether such Principal Geo Shareholder is a resident of any state which is subject to community property laws.

             SECTION 4.4. Investment Representation. Each Principal Geo Shareholder will accept the Merger Consideration for his, her or its own account and not for any other Person and for investment purposes only and without any view to distribute, resell or otherwise transfer the same. Each Principal Geo Shareholder represents, warrants and acknowledges that he, she or it has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment contemplated to be made hereunder and that he, she or it has sufficient financial strength to hold the same as an investment and to bear the economic risks of such investment (including possible loss of such investment) for an indefinite period of time. Each Principal Geo Shareholder acknowledges that he, she or it is fully informed that the Merger Consideration is being issued pursuant to a private offering exemption of the Securities Act, and is not being registered under the Securities Act or under the securities or blue sky laws of any state or foreign jurisdiction; that such securities must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or unless an exemption from registration is available thereunder; and that the Company has no obligation to register such securities. Each Principal Geo Shareholder acknowledges that he, she or it has such knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of this investment, that all public documents and records pertaining to the investment in the Company have been made available or delivered to them; that they have had an opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of this First Amendment and the Additional Agreements and to obtain additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information contained in such public documents and records. Each Principal Geo Shareholder acknowledges that the Merger Consideration is being issued pursuant to exemptions provided under the Securities Act (British Columbia) and as such the securities comprising the Merger Consideration will also be subject to resale restrictions under the Securities Act (British Columbia).

             SECTION 4.5 Environmental Matters.

             (a) Except as set forth on Schedule 4.5 attached hereto, Geo (and its predecessors) are, and at all times have been, in compliance with all applicable Environmental Laws, which compliance includes the possession by Geo (and such predecessors) of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth on Schedule 4.5 attached hereto, Geo has not received any communication (written or oral), and Geo and the Principal Geo Shareholders have no Knowledge that the any predecessor to Geo or its business has received any communication (written or oral), whether from a Governmental Authority, Person, citizens group or otherwise, that alleges that Geo or any such predecessor is not or was not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with such compliance in the future. All permits and other governmental authorizations currently held by Geo pursuant to the Environmental Laws are identified on Schedule 4.5. Schedule 4.5 sets forth all environmental audits and similar reports with respect to each parcel of the Geothermal Properties and each parcel of real property which Geo previously owned, used, leased or subleased. Geo has provided the Company with accurate and complete copies of such environmental audits and similar reports.

             (b) Except as set forth on Schedule 4.5, there is no Environmental Claim pending or, to the Knowledge of Geo or the Principal Geo Shareholders, threatened against Geo or against any Person whose Liability for any Environmental Claim that Geo has or may have retained or assumed either contractually or by operation of law.

             (c) To the Knowledge of the Company and the Principal Geo Shareholders, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, or exposures of employees or other Persons to Materials of Environmental Concern that could form the basis of any Environmental Claim against Geo or against any Person whose Liability for any Environmental Claim Geo has or may have retained or assumed either contractually or by operation of law.

             (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Geo has stored or has disposed or arranged for the disposal of, Materials of Environmental Concern, are identified in Schedule 4.5, (ii) all underground storage tanks previously or presently located on property owned or leased by Geo are identified in Schedule 4.5, along with a description of the capacity and contents of such tanks, any removal or closure activities associated with such tanks and the compliance of such tanks with underground storage tank requirements and (iii) except as set forth in

             Schedule 4.5, there is no asbestos contained in or forming part of any building, building component, equipment, structure or office space owned or leased by Geo.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND SUB

             The Company and Sub hereby jointly and severally represent and warrant to Geo and the Principal Geo Shareholders that:

             SECTION 5.1. Organization and Qualification. Each of the Company and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Idaho, respectively.

             SECTION 5.2. Authorization. The Company and Sub each have full corporate power and authority to execute and deliver this First Amendment and the Additional Agreements to which it is a party and to perform and observe fully their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to receipt of the Company Shareholder Approval and Regulatory Approval (each as defined in Section 8.2 hereof). Each of the Company and Sub has or prior to Closing will have taken all corporate action required to authorize the execution, delivery and performance by it of this First Amendment and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This First Amendment and the Additional Agreements to which the Company or Sub is a party have been duly and validly executed and delivered by the Company or Sub, as applicable, and, assuming due authorization, execution and delivery by Geo and the Principal Geo Shareholders, will constitute a valid and binding obligation of the Company or Sub, as applicable, subject to receipt of the Company Shareholder Approval and Regulatory Approval.

             SECTION 5.3. No Violation. Subject to receipt of the Company Shareholder Approval and Regulatory Approval, neither the execution and delivery of this First Amendment by the Company and Sub and the performance by the Company and Sub of their obligations hereunder nor the consummation by the Company and Sub of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the respective Certificate or Articles of Incorporation or Bylaws of the Company or Sub, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or Sub is a party or by which they or any of their respective properties or assets may be bound or affected or (c) violate any Rule of any Governmental Authority applicable to the Company or Sub or any of their respective properties, assets or operations, excluding from the foregoing clauses (b) and (c) violations, conflicts, breaches or defaults which, in the aggregate would not have a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Company or Sub.

             SECTION 5.4. Capitalization of the Company. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the Effective Time, including the issuance of the Merger Consideration, the Company will have issued and outstanding not more than 9,500,000 shares of Company Common Stock and warrants to purchase 2,420,217 shares of Company Common Stock (after giving effect to the Consolidation), and upon completion of the Proposed Transactions, the Company will have issued and outstanding (on a fully-diluted basis) not more than

18,000,000 shares of Company Common Stock (after giving effect to the Consolidation); all of which (assuming full performance by subscribers in the Private Placement and in exercising the Exchange Warrants and the Warrants) will be validly issued, fully paid, non-assessable and free and clear of preemptive rights and Liens (except as may arise from any action of the holder thereof).

             SECTION 5.5. Consents and Approvals. Subject to receipt of the Company Shareholder Approval and Regulatory Approval, the filing of a certificate of merger pursuant to the Idaho Code and requirements of federal and state securities laws, no filing or registration with, no notice to and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by the Company or Sub of the transactions contemplated by this First Amendment.

             SECTION 5.6. Brokers. Except for the finders agreement with Toll Cross and the sponsorship agreement with First Associates, the Company has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

             SECTION 5.7 TSX Listing. The shares of Company Common Stock are listed and posted for trading on the Exchange, although trading is currently suspended.

             SECTION 5.6. Disclaimer. No promises or representations have been or are made by the Company to Geo or any Principal Geo Shareholder except as expressly set forth in this First Amendment, whether regarding the Company’s conduct of the Business following the Closing, the operations of the Company following the Closing, any projections or forecasts of the Business or the Company relating to the period following the Closing, or otherwise and Geo and the Principal Geo Shareholders, in entering into this First Amendment, have not relied on any representations or promises except as set forth in this First Amendment.

ARTICLE VI

COVENANTS

             SECTION 6.1. Conduct of Business of Geo Prior to the Effective Time. From the date hereof through the Effective Time, Geo and the Principal Geo Shareholders agree that, except as expressly contemplated or permitted by this First Amendment or to the extent that the Company shall otherwise consent in writing, Geo and the Principal Geo Shareholders shall use their best efforts to carry on their respective business and affairs in such a manner so that the representations and warranties contained in Article III shall continue to be true and correct on and as of the Closing as if made again by Geo and the Principal Geo Shareholders on the Closing Date, and Geo shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and use its best efforts to preserve intact its property, assets and real property interests (including, without limitation, the Vulcan Property and the Geothermal Agreements) and its present business organizations, keep available the services of its present officers, timely and fully perform all of its obligations under any Contract to which it is a party, and preserve its relationships with Persons having business dealings with Geo. From the date hereof through the Effective Time, the Principal Geo Shareholders agree that except as expressly contemplated or permitted by this First Amendment or to the extent that the Company shall otherwise consent in writing, the Principal Geo Shareholders shall carry on their affairs so that the representations and warranties contained in Article IV hereof shall continue to be true and correct on and as of the Closing as if made again by the Principal Geo Shareholders on the Closing Date. Without limiting the generality of the foregoing, prior to the Effective Time, and except as expressly contemplated or permitted by this First Amendment, Geo and the Principal Geo Shareholders agree Geo will not, without the prior written consent of the Company:

              (a)  split, combine or reclassify any shares of its capital stock or other equity interests, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other equity interests, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

              (b)  issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock or other equity interests of any class of Geo or any securities convertible into or exercisable or exchangeable for shares of stock or other equity interests of any class of Geo (other than the issuance of stock certificates in replacement of lost certificates;

              (c)  incur any Liability or obligation other than in the ordinary and usual course of business and consistent with past practice, issue any debt securities, make, create, incur, assume or suffer to exist any Lien on its assets, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the Liabilities of any other Person;

              (d)  pay any deferred Tax Liability or repay any other Tax Liability other than in the ordinary course of business;

              (e)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or significant assets thereof or acquire, directly or indirectly, any equity interest in any Person or incur any capital expenditures;

              (f)  amend, modify or waive compliance with the Articles of Incorporation or Bylaws of Geo or the terms of any securities;

              (g) sell, lease, license, encumber or otherwise dispose of any assets;

              (h)  make any change in financial or tax accounting methods, principles or practices or make or cause to be made any elections on Tax returns of Geo, except as consistent with past practices;

              (i)   enter into, amend or terminate, or agree to enter into, amend or terminate, any Contract other than in the ordinary course of business unless, in each case, such amendment, termination, or agreement, singly or together with other such actions, will not have a Material Adverse Effect;

              (j)   fail to maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the business, all liability and other casualty insurance, and all bonds on personnel, presently carried, fail to present all claims under such insurance policies in a proper and timely manner or breach any obligation under such insurance policies;

              (k)  fail to preserve intact the organization of the business, keep all Licenses in full force and effect, keep available the services of the present executives, employees and agents of the business (other than customary turnover not initiated by Geo) and preserve and enhance the goodwill of suppliers, distributors, customers and others having business relationships with Geo;

              (l)   fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

             (m)  fail to conduct its business in the usual and ordinary course consistent with past practices;

              (n) take any action that would require disclosure under Section 3.11 hereof;

              (o) directly or indirectly engage in any transaction with any officer, director, stockholder or other insider or Affiliate which is not at arm’s length;

              (p)  fail to use its best efforts to take or omit to take any action where such failure would make any representation or warranty in Article III hereof untrue or incorrect as of the Closing provided, however, that the failure to spend money outside the usual and ordinary course of business shall not constitute a violation of this subsection (p);

              (q) adopt any Plan;

              (r)  grant, or become obligated to grant, any increase in the compensation of officers or employees of Geo (except for increases in compensation in the ordinary course of business consistent with past practice);

              (s)  enter into any employment or similar agreement or arrangement with any director or employee of Geo or any independent contractor to provide services to Geo; or

              (t)  terminate or waive any right of substantial value;

              (u)  make any capital expenditures;

              (v)   agree, in writing or otherwise, to do any of the foregoing.

             SECTION 6.2. No Solicitation. Neither Geo nor the Principal Geo Shareholders shall, and each shall cause their respective Affiliates, officers, partners, directors, employees, representatives and agents, not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with, or provide any information to, any Person other than the Company, Sub or their Affiliates (a “Third Party”) in connection with any exchange offer, merger, consolidation, sale of substantial or material assets, sale of securities, acquisition of beneficial ownership of or the right to vote securities, liquidation, dissolution or similar transaction involving Geo (such proposals, announcements or transactions being referred to herein as “Acquisition Proposals”). Geo and the Principal Geo Shareholders shall promptly inform the Company of any inquiry (including the terms thereof and the identity of the Third Party making such inquiry) which any one of them may receive in respect of an Acquisition Proposal and furnish to the Company a copy of any such written inquiry.

             SECTION 6.3. Access to Information. Between the date of this First Amendment and the Effective Time, at reasonable times without significant disruption to the business of Geo, Geo will give the Company and its authorized representatives full access at the Company’s expense to all personnel, Geothermal Properties, offices and other facilities, and to all books and records of Geo (including Tax returns and accounting work papers) and shall permit the Company to make and shall fully cooperate with regard to such inspections (in order to conduct, among other things, interviews of individuals, visual inspections of facilities, and environmental and similar assessments of the Geothermal Properties and other facilities) as it may require and shall cause its officers to furnish the Company such financial and operating data and other information with respect to the business and properties of Geo as the Company may from time to time reasonably request. The representations and warranties of Geo and the Principal Geo Shareholders contained herein or in any certificate or other documents delivered to the

Company shall not be deemed waived or otherwise affected by any such investigation made by the Company or any of its representatives.

             SECTION 6.4. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this First Amendment. If at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this First Amendment, including the execution of additional instruments, each party to this First Amendment shall take all such necessary action.

             SECTION 6.5. Consents and Approvals. Geo and the Principal Geo Shareholders shall (a) use their best efforts to obtain all necessary permits, consents, waivers, approvals, orders and authorizations of all Governmental Authorities and other Persons required to be obtained by Geo and the Principal Geo Shareholders in connection with the execution, delivery and performance of this First Amendment, the Additional Agreements and the consummation of the transactions contemplated hereby and thereby by each such party, (b) diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority or its stockholders in connection with the execution, delivery and performance of this First Amendment, the Additional Agreements and the consummation of the transactions contemplated hereby and thereby and the obtaining of the Company Shareholder Approval and Regulatory Approval (which assistance and cooperation shall include timely furnishing to the Company of all information concerning Geo or Geo Shareholders which, in the opinion of counsel to the Company, is required to be included in such documents), and in obtaining any permits, consents, waivers, approvals, orders and authorizations which may be required to be obtained by the Company in connection therewith and (c) keep the Company apprised of the status of any inquiries made of such party by any Governmental Authority with respect to this First Amendment, the Additional Agreements or the transactions contemplated hereby and thereby.

             SECTION 6.6. Public Announcements. The Company shall determine when and the extent to which it is desirable or necessary to issue any press release or other public statements with respect to the transactions contemplated by this First Amendment, including the Merger and neither Geo nor the Principal Geo Shareholders shall make any such press release or public statement without the prior consent of the Company. The Company shall not issue any such press release or make any such public statement without consulting with Geo and providing Geo with a copy of any such written press release, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities market or any securities market regulations.

             SECTION 6.7. Disclosure Supplements. Geo and the Principal Geo Shareholders shall promptly deliver to the Company in writing any information which, if existing, occurring or Known at the date of this First Amendment, would have been required to be set forth or described in any Schedule hereto or which is necessary to correct any information in any Schedule which has been rendered inaccurate thereby.

             SECTION 6.8. Geo Shareholder Approval.

             (a) As promptly as practicable, Geo and the Principal Geo Shareholders shall (i) in accordance with the applicable provisions of the Idaho Code and Geo’s Articles of Incorporation and By-laws, call, give notice, convene a special meeting, or solicit written consents of Geo Shareholders for the purpose of approving the Merger, (ii) recommend such approvals to Geo Shareholders and solicit proxies or consents therefor, and (iii) use their best efforts to obtain such approvals of the Geo Shareholders. The Principal Geo Shareholders shall vote, cause to be voted or execute a written consent with respect to all Geo Securities directly or indirectly owned beneficially or of record by them in favor of such approvals, and shall use their best efforts to cause the other Geo Shareholders to vote or execute a written consent in favor of such approvals. Each Principal Geo Shareholder hereby fully and forever waives any and all dissenter’s or appraisal rights in connection with the Merger and any other transactions contemplated hereby which such Principal Geo Shareholder may now or hereafter have under applicable law or otherwise.

             (b) In connection with the solicitation of such consent and approval, Geo will prepare materials with respect to the Merger and the Merger Consideration and include therein all of the information required to be furnished to Geo Shareholders under the Idaho Code, Geo’s Articles of Incorporation and By-laws and federal and state securities laws (the “Merger Materials”) and to be mailed or otherwise delivered to each Geo Shareholder, all at the earliest practicable time; provided, however, that the Merger Materials shall be subject to the prior review and approval of the Company. None of the information supplied or to be supplied by Geo for inclusion in or with the Merger Materials (other than information provided by the Company in writing expressly for inclusion in or with the Merger Materials) will, at the date of the Merger Materials, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

             SECTION 6.9. Directors and Officers. As of the Effective Time, upon the request of the Company, the Principal Geo Shareholders shall promptly cause any officer or director of Geo to tender his or her resignation with respect to such office or directorship as may be requested by the Company.

             SECTION 6.10. Specific Performance. Each of the parties hereto hereby acknowledges and agrees that the other parties would be damaged irreparably if any of the material provisions of this First Amendment are not substantially performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto hereby agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the material provisions of this First Amendment and to enforce specifically this First Amendment and the terms and provisions hereof in addition to any other remedy to which they may be entitled pursuant hereto.

ARTICLE VII

RESTRICTIVE COVENANTS.

             In consideration of the Merger Consideration, each of the Principal Geo Shareholders covenants with the Company as follows:

             SECTION 7.1. Restrictions. Each Principal Geo Shareholder acknowledges that the Company has paid valuable consideration for Geo and its assets, particularly know-how, goodwill and other proprietary business information and trade secrets of Geo. The use by any Principal Geo Shareholder of these relationships and such confidential information in a business or activity which competes with the Company or its Affiliates would provide the competing business with an unfair advantage over the Company or its Affiliates. Accordingly, the Company wishes to restrict each Principal Geo Shareholder’s use of such information and each Principal Geo Shareholder’s ability to compete with the Company and its Affiliates. Each Principal Geo Shareholder agrees, for the Merger Consideration, to comply with the terms of this Article, all of which are reasonable and necessary to protect the confidential business information and trade secrets being acquired by the Company and to prevent any unfair advantage from being conferred upon a competing business of the Company or its Affiliate, as set forth below.

             SECTION 7.2. Non-competition. For a period of three years from the date hereof, no Principal Geo Shareholder shall, directly or indirectly, either alone or as a stockholder, partner, consultant, owner, agent, creditor, coventurer of any other Person, or in any other capacity, directly or indirectly, engage in the Business within the State of Idaho; provided that nothing herein shall prohibit any Stockholder from being an owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Principal Geo Shareholder does not actively participate in the business of such corporation.

             SECTION 7.3. Non Interference with Business Relations. For a period of three years after the Closing Date, no Principal Geo Shareholder shall, directly or indirectly, solicit, induce or attempt to solicit or induce any customer, supplier, licensee, government agency, utility or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates, or in any way interfere with any such business relation of the Company or its Affiliates.

             SECTION 7.4. Solicitation of Customers and Employees. For a period of three years after the Closing Date, no Principal Geo Shareholder shall, directly or indirectly, either alone or as a stockholder, partner, consultant, adviser, owner, agent, creditor, coventurer of any other Person, or in any other capacity, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire any person who was an employee of Geo or any of its Affiliates as of the Closing Date or within the six-month period prior thereto.

             SECTION 7.5. Confidential Information. Each Principal Geo Shareholder recognizes that the Company’s business interests require the fullest practical protection and confidential treatment of all information not generally known within the relevant trade group or by the public, including all documents, writings, memoranda, business plans, illustrations, designs, plans, processes, programs, inventions, computer software, reports, sources of supply, customer lists, supplier lists, trade secrets and all other valuable or unique information and techniques acquired, developed or used by Geo relating to its businesses, operations, employees and consultants (hereinafter collectively termed “Protected Information”). Each Principal Geo Shareholder expressly acknowledges and agrees that Protected Information constitutes trade secrets and confidential and proprietary business information of the Company. Protected Information shall not include information which is or becomes part of the public domain through no breach of this First Amendment by any Principal Geo Shareholder. Each Principal Geo Shareholder acknowledges that Protected Information is essential to the success of the Business, and it is the policy of the Company to maintain as secret and confidential Protected Information which gives the Company a competitive advantage over those who do not know the Protected Information and is expressly and implicitly protected by the Company from unauthorized disclosure. Accordingly, each Principal Geo Shareholder agrees to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially and not to, and not to permit any other Person to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other Person nor use in any manner for any Principal Geo Shareholder or any other Person’s purposes or benefit any Protected Information, and not to use or aid others in using any such Protected Information in competition with the Company or its Affiliates except to the extent that disclosure is required by law; provided, however, that each Principal Geo Shareholder shall provide the Company with notice as far in advance of any required disclosure as is practicable in order for the Company to obtain an order or other assurance that any information required to be disclosed will be treated as Protected Information and each Principal Geo Shareholder shall use all reasonable efforts to cooperate with the Company in connection therewith and in furtherance thereof. This obligation of non-disclosure of information shall continue to exist for so long as such information remains Protected Information.

             SECTION 7.6. Scope. If, at the time of enforcement of this Article VII, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

             SECTION 7.7. Remedies. Each Principal Geo Shareholder agrees that if he, she or it shall commit or threaten to commit a breach of any of the covenants contained in this Article VII, then the Company shall have the right to obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy therefor.

ARTICLE VIII

CLOSING CONDITIONS

              SECTION 8.1. Conditions to Each Party’s Obligations under this First Amendment.

             (a)  The respective obligations of each party under this First Amendment shall be subject to the fulfillment at or prior to the Effective Time of the following conditions precedent:

                           (i)  The Consolidation shall have become effective.

                           (ii)  No injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and no proceeding brought by any Governmental Authority shall be pending or threatened which seeks any injunction, restraining order or other order which would prohibit consummation of the Merger or materially impair the ability of the Company to own and operate the business and assets of the Surviving Corporation after the Effective Time.

                           (iii)  Geo Shareholder Approval shall have duly and validly obtained.

              (b)   The respective obligations of each party under this First Amendment shall be subject to the fulfillment immediately after the Effective Time of the following condition subsequent: the Company, the Principal Geo Shareholders and certain other Persons required by the Company, the Exchange and/or the Escrow Agent shall have executed and delivered the Escrow Agreements, which agreements shall become effective as of the Effective Time.

             SECTION 8.2. Conditions to the Obligations of the Company and Sub under this First Amendment. The obligations of the Company and Sub under this First Amendment shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any of which may be waived in full or part by the Company:

              (a)  Each of the covenants, obligations and conditions of Geo and the Principal Geo Shareholders required to be performed or complied with or satisfied by such Person at or prior to the Closing pursuant to this First Amendment shall have been duly performed, complied with and satisfied, and each of the representations and warranties of Geo and the Principal Geo Shareholders contained in this First

Amendment (including the Schedules delivered on the date of this First Amendment but not including any information delivered to the Company subsequent to the date hereof pursuant to Section 6.7 hereof) shall be true and correct as of the date of this First Amendment and as of the Effective Time as though made at and as of the Effective Time, and the Company and Sub shall have received certificates to that effect signed by an officer of Geo and the Principal Geo Shareholders.

             (b) All (i) action required by law or otherwise to be taken by the Board of Directors and Shareholders of Geo to authorize the execution, delivery and performance of this First Amendment and the Additional Agreements and the Plan of Merger and the transactions contemplated hereby and thereby shall have been duly and validly taken, (ii) licenses, permits, consents, waivers, approvals and similar authorizations of or from any Governmental Authorities or other Persons necessary or advisable in connection with the consummation of the Merger and the other transactions contemplated by this First Amendment or any Additional Agreement or the Plan of Merger or for the lawful conduct of the business of the Surviving Corporation following the Closing Date shall have been delivered, made or obtained, and the Company shall have received copies thereof in form and substance satisfactory to the Company.

              (c)  There shall be no Dissenting Shares.

              (d)  The Company shall have received all permits, consents, waivers, approvals, orders and authorizations of all Governmental Authorities and other Persons required to be obtained by Geo and the Principal Geo Shareholders in connection with the execution, delivery and performance of this First Amendment, the Additional Agreements and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby by each such party, in each case in form and substance satisfactory to counsel to the Company.

              (e)  The Company shall have received such certificates of Geo’s officers and the Principal Geo Shareholders and such other documents or agreements, in each case in form and substance satisfactory to counsel to the Company, as may reasonably be requested by the Company or set forth in the Plan of Merger. Without limiting the foregoing, each Principal Geo Shareholder shall provide the the Company on Closing with a certificate, in form and substance satisfactory to the the Company, confirming that all of the conditions of Closing have been waived or satisfied and certifying such other matters as may be specified by the the Company.

              (f)   The Company and Sub and their respective employees, Affiliates, agents, lenders, environmental consultants and accounting and legal representatives shall have completed their environmental, tax, accounting, business and legal due diligence review of Geo, and the Company and Sub shall be satisfied with the results of such due diligence review in their sole discretion.

              (g)  The Company’s shareholders shall have duly adopted and approved an amendment to the Company’s Certificate of Incorporation approving the Name Change and shall have approved the Consolidation and Merger (collectively, “Company Shareholder Approval”), and the Company shall have duly filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware to effect the Name Change.

              (h)  The Proposed Transactions shall have been accepted for filing by the Exchange (“Regulatory Approval”).

              (i)  The Company shall have determined that appropriate prospectus and registration exemptions are available under applicable securities laws in connection with the securities to be issued pursuant to or in connection with the Merger.

             (j) The Company shall have received subscriptions for and shall be ready to close the Private Placement to permit the Company to have a minimum of Cdn $500,000 in net proceeds immediately after the Effective Time.

              SECTION 8.3. Conditions to the Obligations of Geo and the Principal Geo Shareholders under this First Amendment.

              (a)  The obligations of Geo and the Principal Geo Shareholders under this First Amendment shall be further subject to the satisfaction, at or prior to the Effective Time, of the following condition precedent, which may be waived in full or part by Geo: Each of the covenants, obligations and conditions of the Company and Sub, respectively, required to be performed, complied with or satisfied by either at or prior to the Closing pursuant to the terms of this First Amendment shall have been duly performed, complied with and satisfied, and each of the representations and warranties of the Company and Sub contained in this First Amendment shall be true and correct as of the date of this First Amendment and as of the Effective Time as though made at and as of the Effective Time.

              (b)  The obligations of Geo and the Principal Geo Shareholders under this First Amendment shall be further subject to the satisfaction, immediately after the Effective Time, of the following conditions subsequent, any of which may be waived in full or part by Geo:

                           (i)  There will be no more than 18,000,000 shares of Company Common Stock outstanding after giving effect to the Proposed Transactions, including the Private Placement, and assuming full exercise of warrants issued in connection with the Merger and the Private Placement.

                           (ii)   Upon completion of the Proposed Transactions, the Company shall have at least Cdn $500,000 in its treasury.

ARTICLE IX

CLOSING

             SECTION 9.1. Closing. The closing (the “Closing”) of the transactions contemplated by this First Amendment shall take place at the offices of McCullough, O'Connor, Irwin, Solicitors,1100-888 Dunsmuir Street, Vancouver, B.C. V6C 3K4, at 10:00 a.m., local time, on the first business day following the day on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place and on such other date as the Company and Geo shall agree (the “Closing Date”).

              (a)   At the Closing, Geo shall deliver to the Company the following:

                           (i)  all previously undelivered documents required to be delivered by Geo to the Company at or prior to the Closing in connection with the transactions contemplated hereby; and

                           (ii)  such other certificates, agreements and documents as the Company shall reasonably request.

             (b)   At the Closing, the Company shall deliver to Geo the following:

                          (i) all previously undelivered documents required to be delivered by the Company to Geo at or prior to the Closing in connection with the transactions contemplated hereby; and

                           (ii)  such other certificates, agreements and documents as Geo shall reasonably request.

              (c)  At the Closing, the Company shall deliver or cause to be delivered to the Escrow Agent certificates evidencing the number of shares of the Company Common Stock and Exchange Warrants to be delivered to the Escrow Agent under Sections 2.1(e) hereof, which certificates will be duly issued and registered as required by the Escrow Agent.

ARTICLE X

TERMINATION AND ABANDONMENT

             SECTION 10.1. Termination. This First Amendment may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

              (a)   by mutual consent of Geo and the Company;

              (b)   by either Geo or the Company:

                           (i)   if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and Sub on the one hand, or Geo or any of the Principal Geo Shareholders on the other, set forth in this First Amendment which breach shall not have been cured without material cost to the breaching party, in the case of a representation or warranty, prior to the date on which the conditions other than the accuracy of the representation and warranty in question would be satisfied for the Closing or, in the case of a covenant or agreement, within five business days following receipt by the breaching party of notice of such breach;

                           (ii)   if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this First Amendment, and such order, decree, ruling or other action shall have become final and nonappealable; or

                           (iii)   if the Effective Time shall not have occurred on or before December 31, 2003;

provided, however, that the right to terminate this First Amendment shall not be available to any party whose breach of this First Amendment has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

             SECTION 10.2. Procedure and Effect of Termination. In the event of termination of this First Amendment pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other parties to this First Amendment and this First Amendment shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this First Amendment is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this First Amendment resulting from such termination except (i) that the provisions of this Section 10.2, and the proviso of Section 10.1(b)(iii) shall remain in full force and effect, and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this First Amendment. The parties hereby acknowledge and agree that if Geo and the Principal Geo Shareholders, on the one hand, or the Company and Sub, on the other, are unable to provide the certificates required by Section 8.2(a) or 8.3(a), as applicable, because the representations and warranties of such parties contained in this First Amendment are not true and correct as of the Effective Time due to circumstances beyond the control of such parties discovered after the date hereof and prior to the Effective Time (an “Intervening Event”), and such Intervening Event did not constitute a breach of such parties’ representations and warranties made in this First Amendment on the date hereof, then the other set of parties may either (i) refuse to close the transaction for failure to satisfy the closing condition set forth in Section 8.2(a) or 8.3(a), as applicable, or close the transaction notwithstanding such failure, in which event no breach of a representation or warranty shall be deemed to have occurred as a result of the Intervening Event. If Geo and the Principal Geo Shareholders, on the one hand, or the Company and Sub, on the other, are unable to provide the certificates required by Section 8.2(a) or 8.3(a), as applicable, because the representations and warranties of such parties contained in this First Amendment are not true and correct as of the Effective Time due to an Intervening Event, and such Intervening Event constituted a breach of such parties’ representations and warranties made in this First Amendment on the date hereof, then the other set of parties may either (i) refuse to close the transaction for failure to satisfy the closing condition set forth in Section 8.2(a) or 8.3(a), as applicable, and seek recourse pursuant to Section 11 of this First Amendment, as applicable, or (ii) close the transaction notwithstanding such failure and seek recourse pursuant to Section 11 of this First Amendment, as applicable.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION

             SECTION 11.1. Survival and Remedies. All representations and warranties of each of the parties hereto contained in this First Amendment or the Additional Agreements, including all statements contained in any certificate, schedule, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed to be representations and warranties within the meaning of this Section 11.1, shall be deemed to be material and to have been relied upon by the Company or the Principal Geo Shareholders, as the case may be, and shall survive the Closing. All of the covenants and agreements of each of the parties hereto contained in this First Amendment or in any document delivered pursuant to this First Amendment shall survive the Closing, and claims for indemnification relating to a breach of any such covenant or agreement may be made at any time. In the event of a breach of any of such representations, warranties, covenants and agreements, the party to whom such representation, warranty, covenant or agreement has been made shall have all rights and remedies for such breach available to it under the provisions of this First Amendment, or otherwise, whether of law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this First Amendment or any Additional Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this First Amendment or any Additional Agreement as to which there is no inaccuracy or breach.

             SECTION 11.2. Indemnification of the Company by Geo and the Principal Geo Shareholders. Geo and the Principal Geo Shareholders shall, to the extent not covered and promptly paid by applicable insurance, jointly and severally indemnify, defend and hold harmless, the Company and its past, present and future directors, officers, employees, agents, subsidiaries and Affiliates (the “Company Indemnified Parties”) for any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, attorneys’ fees and other expenses for investigating and defending), claim, deficiency, Liability or obligation related to, resulting from, caused by or arising from (a) any inaccuracy in or breach of any representation or warranty made by Geo or any of the Principal Geo Shareholders in this First Amendment (excluding Article IV hereof) or made by Geo or the Principal Geo Shareholders in any other agreement, instrument or document or information delivered or provided by Geo pursuant hereto or provided by Geo or the Principal Geo Shareholders to the Company for use by the Company in connection with any disclosure document, including, without limitation, the Merger Materials, the Information Circular and materials distributed by the Company in connection with the Private Placement, (b) any and all claims made in good faith based upon facts alleged that, if true, would have constituted any such inaccuracy or breach under subsection (a) above, (c) any failure to perform or breach by Geo prior to the Effective Time of any covenant or agreement made by Geo herein or in any other agreement, instrument or document delivered by Geo or any of their respective Affiliates pursuant hereto, and (d) any and all claims made in good faith based upon facts alleged that, if true, would have constituted any such breach or failure under subsection (c) above (collectively, the “Damages”). The foregoing in no way shall limit any remedy provided for herein or at law or equity resulting from a breach of any obligation under Article VII hereunder.

             SECTION 11.3. Indemnification of the Company by the Principal Geo Shareholders. Each Principal Geo Shareholder shall, to the extent not covered and promptly paid by applicable insurance, severally but not jointly, indemnify, defend and hold harmless the Company Indemnified Parties for any and all loss damage, expense (including court costs, amounts paid in settlement, judgments, attorneys’ fees and other expenses for investigating and defending), Claim, deficiency, Liability or obligation related to, resulting from, caused by or arising from (a) any inaccuracy in or breach of any representation or warranty made by such Principal Geo Shareholder in Article IV herein or in any other agreement, instrument or document delivered by such Principal Geo Shareholder pursuant to Article IV herein, and (b) any and all claims made in good faith based upon facts alleged that, if true, would have constituted any such inaccuracy or breach under subsection (a) above, (c) any failure to perform or breach by such Principal Geo Shareholder of any covenant or agreement made by such Principal Geo Shareholder herein or in any other agreement, instrument or document delivered by such Principal Geo Shareholder or any of his, her or its Affiliates pursuant hereto, and (d) any and all claims made in good faith based upon facts alleged, that if true, would have constituted any such breach or failure under subsection (c) above.

             SECTION 11.4. Indemnification Procedure for Third Party Claims.

             (a) If subsequent to the Effective Time any Company Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity which is not a party to this First Amendment (including any Governmental Authority) (a “Third Party Claim”) against such Company Indemnified Party, with respect to which the Company or the Principal Geo Shareholders (“Indemnifying Party”) are required to provide indemnification under this First Amendment, the Company Indemnified Party shall give written notice together with a statement of any available information regarding such claim (the “Notice of Claim”) to the Indemnifying Party promptly after learning of such claim; provided, however, that notice to the Principal Geo Shareholders in accordance with Section 12.6 hereof shall be deemed notice to all of the Principal Geo Shareholders. The Company Indemnified Party shall have the right to conduct such defense, at the Indemnifying Party’s expense, in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Company Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party will, at its expense, make available to the Company Indemnified Party such assistance and materials as the Company Indemnified Party may reasonably request.

             (c) The Indemnified Party will cooperate with and make available to the Company Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. The Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. If the Indemnifying Party does not cooperate with and make available to the Company Indemnified Party such assistance and materials as the Company Indemnified Party shall request, then (a) the Company Indemnified Party shall have the right, but not the obligation, to undertake at the expense of the Indemnifying Party the defense or settlement of such Third Party Claim for the account and at the risk of the Indemnifying Party without the prior written consent of the Indemnifying Party, and (b) the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to such Third Party Claim.

             (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Company Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party’s right to appeal an appealable judgment or order.

             SECTION 11.4 Failure to Give Timely Notice. A failure by a Company Indemnified Party to give timely, complete or accurate notice as provided in this Article XI will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such was actually damaged as a result of such failure to give timely notice.

             SECTION 11.5. Insurance. If an Indemnified Party both collects proceeds from any insurance company and receives a payment from the Indemnifying Party hereunder, and the sum of such proceeds and payment is in excess of the Damages or losses with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall promptly refund to the Indemnifying Party the amount of such excess.

ARTICLE XII

MISCELLANEOUS PROVISIONS

             SECTION 12.1. Amendment and Modification. This First Amendment may be amended only pursuant to a written instrument signed on behalf of Geo, the Company and the Principal Geo Shareholders.

             SECTION 12.2. Waiver of Compliance; Consents. Any failure of the Company or Sub, on the one hand or Geo or any of the Principal Geo Shareholders, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only in writing by Geo and the Principal Geo Shareholders or the Company and Sub, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. The failure of any party hereto to enforce at any time any provision of this First Amendment shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this First Amendment or any part hereof or the right of any party to enforce any such provision. Any amendment or waiver effected in accordance with Section 12.1 or this Section 12.2 shall be binding upon each of the Principal Geo Shareholders.

             SECTION 12.3. Validity. The invalidity or unenforceability of any provision of this First Amendment shall not affect the validity or enforceability of any other provisions of this First Amendment, which shall remain in full force and effect.

             SECTION 12.4. Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this First Amendment by the Company and Sub shall be paid by the Company or Sub and all costs and expense incurred in connection with the consummation of the transactions contemplated by this First Amendment by Geo or the Principal Geo Shareholders shall be paid by the Principal Geo Shareholders

             SECTION 12.5. Parties in Interest. This First Amendment shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this First Amendment except as set forth in Article X hereof, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this First Amendment.

             SECTION 12.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

             (a) If to the Company or Sub, or to Geo after the Effective Time, to:

                                       U.S. Cobalt Inc.
                                       775 Mariposa Street
                                       Denver, Colorado 80204

              (b)   if to Geo or the Principal Geo Shareholders prior to the Effective Time, to:

                                        U.S. Geothermal Inc.
                                        1509 Tyrell Lane, Suite B
                                        Boise, Idaho 83706

              (c)   if to any of the Principal Geo Shareholders after the Effective Time, to:

                                       c/o Doug Glaspey
                                       1509 Tyrell Lane, Suite B
                                       Boise, Idaho 83706

              And to:

                                       Vulcan Power Company
                                       1183 NW Wall Street, Suite G
                                       Bend, Oregon 97701

             SECTION 12.7. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Idaho without regard to the conflicts-of-laws rules thereof.

             SECTION 12.8. Counterparts. This First Amendment may be executed in two or more counterparts, and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

             SECTION 12.9. Headings. The article and section headings contained in this First Amendment are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this First Amendment.

             SECTION 12.10. Entire Agreement. This First Amendment (including all Exhibits and Schedules attached hereto and incorporated by reference herein), the Additional Agreements and the documents and instruments referred to herein, and the other agreements included in or contemplated by the exhibits hereto (collectively, the “Transaction Agreements”) embody the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein or therein. The Transaction Agreements supersede all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the letter agreement among the Company, Geo and the Principal Shareholders dated March 28, 2002.

             SECTION 12.11. Assignment. This First Amendment shall not be assigned by operation of law or otherwise, except that it may be assigned (other than the obligations in Article II) by the Company or Sub to one or more of their Affiliates who agree in writing to be bound by the provisions hereof; provided, that the Company remains obligated under this First Amendment. Subject to the foregoing, this First Amendment will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

             SECTION 12.12. No Strict Construction. The language used in this First Amendment shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

             SECTION 12.13. WAIVERS OF TRIAL BY JURY. EACH OF GEO, THE STOCKHOLDERS, THE COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ADDITIONAL AGREEMENTS, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

             SECTION 12.14 CONSENT TO JURISDICTION. AS AN FURTHER INDUCEMENT TO THE COMPANY TO ENTER INTO THIS AGREEMENT AND IN CONSIDERATION THEREFORE, GEO, THE PRINCIPAL GEO SHAREHOLDERS AND THE COMPANY EACH COVENANT AND AGREE (I) THAT ANY STATE OR FEDERAL COURT WITHIN ADA COUNTY, IDAHO SHALL HAVE JURISDICTION OF ANY ACTION OR PROCEEDING RELATING TO, OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE OTHER AGREEMENTS AND THE COMPANY, GEO AND EACH OF THE PRINCIPAL GEO SHAREHOLDERS CONSENTS TO PERSONAL JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION (WHETHER BASED ON FORUM NON CONVENIENS OR OTHERWISE) TO SUCH COURTS’ JURISDICTION OR AS TO THE APPROPRIATENESS OR CONVENIENCE OF ANY SUCH FORUM, (II) THAT SERVICE OF ANY SUMMONS AND COMPLAINT OR OTHER PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE IN ACCORDANCE WITH SECTION 12.6 HEREOF, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED ON THE DATE SUCH SUMMONS, COMPLAINT OR OTHER PROCESS WOULD BE DEEMED

DELIVERED AS SET FORTH IN SECTION 12.6 HEREOF, AND (III) TO WAIVE PERSONAL SERVICE OF ANY SUCH SUMMONS, COMPLAINT OR OTHER PROCESS.

             IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be signed as of the day and year first above written.

PRINCIPAL GEO SHAREHOLDERS:	U.S. COBALT INC., a Delaware corporation

___________________________________________	By: _________________________________________
DANIEL KUNZ	Name: Douglas J. Glaspey
Title: President

U.S. GEOTHERMAL INC., an Idaho
corporation
___________________________________________
DOUGLAS GLASPEY
By: _________________________________________
Name: Daniel Kunz
Title: President

___________________________________________	EVERGREEN POWER INC., an Idaho
PAUL LARKIN	corporation

By: _________________________________________
___________________________________________	Name: Douglas J. Glaspey
RONALD BOURGEOIS	Title: President

VULCAN POWER COMPANY, a Colorado
corporation

By: _________________________________________
Name: Stephen Munson
Title: CEO and President

EXHIBITS

EXHIBIT A
FORM OF
ARTICLES OF MERGER

EVERGREEN POWER INC.,
an Idaho corporation

WITH AND INTO

S. GEOTHERMAL, INC.
an Idaho corporation

             The undersigned, Douglas Glaspey and Paul Larkin, being the President and Secretary, respectively, of EverGreen Power Inc., an Idaho corporation, and Daniel Kunz and Paul Larkin, being the President and Secretary, respectively, of U. S. Geothermal, Inc., an Idaho corporation, DO HEREBY CERTIFY as follows:

             (1)             EverGreen Power Inc., an Idaho corporation, and U. S. Geothermal, Inc., an Idaho corporation, are the constituent corporations of a merger; U. S. Geothermal, Inc., an Idaho corporation, is the surviving corporation.

             (2)             A Plan of Merger has been approved, adopted and executed by each of the constituent corporations in accordan ce with Idaho Code §30-1-1101.

                          (a)             The Plan of Merger is attached hereto as Attachment A;

                           (b)             The number of common shares outstanding of EverGreen Power Inc., an Idaho corporation, outstanding and entitled to vote was one hundred (100), of which one hundred (100) of these shares voted for and none of these shares voted against the Plan of Merger;

                           (c)             The number of common shares outstanding of U. S. Geothermal, Inc., an Idaho corporation, outstanding and entitled to vote was 6,079,836, of which 6,079,836 of these shares voted for and zero (0) of these shares voted against the Plan of Merger.

             IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be duly executed on this ___ day of December 2003.

EVERGREEN POWER INC.,		U. S. GEOTHERMAL, INC.,
an Idaho corporation		an Idaho corporation

By:		By:
	Douglas Glaspey, President		Daniel Kunz, President

By:		By:
	Paul Larkin, Secretary		Paul Larkin, Secretary

EXHIBIT B

FORM OF EXCHANGE WARRANT

Unless permitted under securities legislation, the holder of the securities shall not trade the securities before •, 200 •.

Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until •, 200• .

WARRANT TO PURCHASE COMMON STOCK
OF
U.S. GEOTHERMAL INC.
(formerly U.S. Cobalt Inc.)

THIS WARRANT AND THE SHARES OF COMMON STOCK
ISSUABLE PURSUANT TO THIS WARRANT HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, PLEDGED OR
OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR
AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE

FOR VALUE RECEIVED

U.S. Geothermal Inc., a Delaware corporation (the "Company"), grants the following rights to Vulcan Power Company, an Oregon corporation, having an address at 1183 NW Wall Street, Suite G, Bend, Oregon 97701 ("Holder").

ARTICLE 1.      DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

(a)	"Common Stock" shall mean the common stock, $.001 par value per share, of the Company.

(b)
"Corporate Office" shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 1509 Tyrell Lane, Suite B, Boise, Idaho 83706.

(c)
"Exercise Date" shall mean any date upon which the Holder shall give the Company a Notice of Exercise, which shall be deemed the date the Notice of Exercise was first deposited in the US Mails, if mailed, or the date received by the courier company if delivered by recognized courier company, or the date received by the Company if otherwise given or delivered.

(d)
"Exercise Price" shall mean the price to be paid to the Company for each share of Common Stock to be purchased upon exercise of this Warrant in accordance with the terms hereof, which shall be $0.75 per share.

(e)	"Expiration Date" shall mean 5:00 PM (Pacific time) on the 24 month anniversary of the date hereof, if a business day, or the next succeeding business day thereafter.

(f)	"SEC" shall mean the United States Securities and Exchange Commission.

ARTICLE 2.      EXERCISE

2.1
Exercise of Warrant
This Warrant shall entitle Holder to purchase up to 2,420,217 shares of Common Stock (the "Shares") at the Exercise Price. This Warrant shall be exercisable at any time and from time to time prior to the Expiration Date (the "Exercise Period"). This Warrant and the right to purchase Shares hereunder shall expire and become void at the Expiration Date.

2.2	Manner of Exercise
(a)
Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 50,000 Shares, except upon an exercise of this Warrant with respect to the remaining balance of Shares purchasable hereunder at the time of exercise), by delivering to the Company at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

(b)
From time to time upon exercise of this Warrant, in whole or part, in accordance with its terms, the Company will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the number of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

(c)
Promptly following any exercise of this Warrant, if the Warrant has not been fully exercised and has not expired, the Company will deliver to the Holder a new Warrant for the balance of the Shares covered hereby.

2.3	Termination All rights of the Holder in this Warrant, to the extent they have not previously expired or been exercised, shall terminate on the Expiration Date.

2.4	No Rights Prior to Exercise Prior to its exercise pursuant to Section 2.2 above, this Warrant shall not entitle the Holder to any voting or other rights as holder of Shares.

2.5
Adjustments
In case of any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Warrant in full immediately before such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.5. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances. The Company shall have the exclusive authority to make all such adjustments.

2.6
Fractional Shares
No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder the amount computed by multiplying the fractional interest by the closing bid price of a full Share on the date of the Notice of Exercise.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1	Representations and Warranties The Company hereby represents and warrants to the Holder as follows:

(a)
All Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully-paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable securities laws, and not subject to any pre-emptive rights.

(b)
The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the full power and authority to issue this Warrant and to comply with the terms hereof. The execution, delivery and performance by the Company of its obligations under this Warrant, including, without limitation, the issuance of the Shares upon any exercise of the Warrant, have been duly authorized by all necessary corporate action. This Warrant has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)
The Company is not subject to or bound by any provision of any certificate or articles of incorporation or by-laws, mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction or any applicable provision of any law, statute, any court, governmental body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default (or right of termination) as a result of the execution, delivery and performance by the Company of this Warrant.

ARTICLE 4.      MISCELLANEOUS

4.1	Restrictions on Transfer This Warrant may not be transferred or assigned, in whole or in part, at any time, except with the consent of the Company and in compliance with applicable securities laws.

4.2
Loss, Theft, Destruction or Mutilation
If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrants so destroyed, lost or stolen, upon the Holder filing with the Company evidence satisfactory to it that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

4.3
Notices
All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally (including by recognized courier delivery), by facsimile transmission and confirmed in writing, or three (3) days after being mailed by first-class national mail, postage prepaid, at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time; provided, however, that the Notice of Exercise may not be delivered by facsimile transmission.

4.4
Waiver
This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.5	Governing Law This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

4.6
Restrictions on Shares
This Warrant and any Shares issuable on its exercise are subject to resale restrictions under applicable securities laws. If the Shares underlying the Warrants are not the subject of an effective registration statement under the Act upon issuance by the Company, legends stating that such Shares have not been registered and referring to restrictions on transferability and sale of the Shares may be placed upon all certificates or other documents evidencing ownership, and stop-order instructions prohibiting transfer of the Shares or similar notations may be made on the Company's records to prevent the disposition of Shares other than in accordance with applicable law.

Dated: _____________________________________

U. S. Geothermal Inc., a Delaware corporation

By: ____________________________________________
Dan Kunz, Chief Executive Officer

APPENDIX I

NOTICE OF EXERCISE

1.
The undersigned hereby elects to purchase ________ shares of the Common Stock of U. S. Geothermal Inc., a Delaware corporation, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.	Please issue a certificate or certificates representing said shares in the name of the undersigned holder as specified below.

3.
The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

Holder: ________________________________________

(Signature)	(Date)

Address: ________________________________________

________________________________________

EXHIBT C
FORM OF UNIT WARRANT

Unless permitted under securities legislation, the holder of the securities shall not trade the securities before • , 200• .

Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until •, 200• .

WARRANT TO PURCHASE COMMON STOCK
OF
U.S. GEOTHERMAL INC.
(formerly U.S. Cobalt Inc.)

THIS WARRANT AND THE SHARES OF COMMON STOCK
ISSUABLE PURSUANT TO THIS WARRANT HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, PLEDGED OR
OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR
AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE

FOR VALUE RECEIVED

U.S. Geothermal Inc., a Delaware corporation (the "Company"), grants the following rights to _________________________________________________________________________________________________, having an address at ____________________________________________________ ("Holder").

ARTICLE 1.      DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

(a)
“Call Event” shall mean that the Company (or a subsidiary thereof) has obtained a license from the applicable permitting authorities for a 10 megawatt power plant, including a power purchase agreement and transmission agreement.

(b)	"Common Stock" shall mean the common stock, $.001 par value per share, of the Company.

(c)
"Corporate Office" shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 1509 Tyrell Lane, Suite B, Boise, Idaho 83706.

(d)
"Exercise Date" shall mean any date upon which the Holder shall give the Company a Notice of Exercise, which shall be deemed the date the Notice of Exercise was first deposited in the US Mails, if mailed, or the date received by the courier company if delivered by recognized courier company, or the date received by the Company if otherwise given or delivered.

(e)
"Exercise Price" shall mean the price to be paid to the Company for each whole share of Common Stock to be purchased upon exercise of this Warrant in accordance with the terms hereof, which shall be $0.75 per share.

(f)
"Expiration Date" shall mean the first to occur of (i) 5:00 PM (Pacific time) on the 24 month anniversary of the date hereof, if a business day, or the next succeeding business day thereafter, or (ii) the end of the period of Notice set forth in Section 2.2 if sooner called pursuant to Article 2.

(g)	"SEC" shall mean the United States Securities and Exchange Commission.

ARTICLE 2. EXERCISE

2.1
Exercise of Warrant
This Warrant shall entitle Holder to purchase up to ____________________ shares of Common Stock (the "Shares") at the Exercise Price. This Warrant shall be exercisable at any time and from time to time prior to the Expiration Date (the "Exercise Period"). This Warrant and the right to purchase Shares hereunder shall expire and become void at the Expiration Date. This Warrant may be exercised for whole Shares only.

2.2
Acceleration of Exercise Period
The Company shall have the right, at any time after the occurrence of a Call Event, to accelerate the Exercise Period by sending to the Holder, at the Holder's address written above, a Notice of Acceleration in substantially the form attached as Appendix I hereto (the "Notice"). In the event the Company does accelerate the Exercise Period, Holder shall have until 5:00 p.m. (Pacific time) on the date which is thirty (30) days from the date the Holder is deemed to receive the Notice within which to exercise this Warrant in the manner provided for in Section 2.3. If this Warrant is not exercised within said period, thereafter this Warrant and the right to purchase the Shares hereunder, to the extent not previously exercised, shall expire and become void.

2.3	Manner of Exercise
(a)
Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part by delivering to the Company at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix II hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

(b
From time to time upon exercise of this Warrant, in whole or part, in accordance with its terms, the Company will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the number of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

(c)
Promptly following any exercise of this Warrant, if the Warrant has not been fully exercised and has not expired, the Company will deliver to the Holder a new Warrant for the balance of the Shares covered hereby.

2.4	Termination All rights of the Holder in this Warrant, to the extent they have not previously expired or been exercised, shall terminate on the Expiration Date.

2.5	No Rights Prior to Exercise Prior to its exercise pursuant to Section 2.3 above, this Warrant shall not entitle the Holder to any voting or other rights as holder of Shares.

2.6
Adjustments
In case of any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Warrant in full immediately before such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.6. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances. The Company shall have the exclusive authority to make all such adjustments.

2.7
Fractional Shares
No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder the amount computed by multiplying the fractional interest by the closing bid price of a full Share on the date of the Notice of Exercise.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1	Representations and Warranties The Company hereby represents and warrants to the Holder as follows:

(a)
All Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, by duly authorized, validly issued, fully-paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable securities laws, and not subject to any pre-emptive rights.

(b)
The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the full power and authority to issue this Warrant and to comply with the terms hereof. The execution, delivery and performance by the Company of its obligations under this Warrant, including, without limitation, the issuance of the Shares upon any exercise of the Warrant, have been duly authorized by all necessary corporate action. This Warrant has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)
The Company is not subject to or bound by any provision of any certificate or articles of incorporation or by-laws, mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction or any applicable provision of any law, statute, any court, governmental body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default (or right of termination) as a result of the execution, delivery and performance by the Company of this Warrant.

ARTICLE 4. MISCELLANEOUS

4.1	Restrictions on Transfer This Warrant may not be transferred or assigned, in whole or in part, at any time.

4.2
Loss, Theft, Destruction or Mutilation
If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrants so destroyed, lost or stolen, upon the Holder filing with the Company evidence satisfactory to it that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

4.3
Notices
All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally (including by recognized courier delivery), by facsimile transmission and confirmed in writing, or three (3) days after being mailed by first-class United States Postal Service mail, postage prepaid, at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time; provided, however, that the Notice of Exercise may not be delivered by facsimile transmission.

4.4
Waiver
This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.5	Governing Law This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

4.6
Restrictions on Shares
This Warrant and any Shares issuable on its exercise are subject to resale restrictions under applicable securities laws. If the Shares underlying the Warrants are not the subject of an effective registration statement under the Act upon issuance by the Company, legends stating that such Shares have not been registered and referring to restrictions on transferability and sale of the Shares may be placed upon all certificates or other documents evidencing ownership, and stop-order instructions prohibiting transfer of the Shares or similar notations may be made on the Company's records to prevent the disposition of Shares other than in accordance with applicable law.

Dated: _____________________________________

U. S. Geothermal Inc., a Delaware corporation

By: ____________________________________________
Douglas J. Glaspey, President

APPENDIX I

NOTICE OF ACCELERATION

Dated: _____________________________________

U.S. Geothermal Inc. (the "Company") does hereby notify you of its election to exercise its right, pursuant to Section 2.2 of the Warrant issued to you by the Company on _________________ (the "Warrant"), to accelerate the exercise period of such Warrant with respect to all unexercised Shares for which the Warrant may be exercised. Please be advised that you have thirty (30) days from the date you are deemed to receive this Notice of Acceleration (the "Notice Period") to exercise your Warrant in the manner provided for in the Warrant. You will be deemed to have received this Notice of Acceleration three (3) days after the date when this Notice of Acceleration was first deposited in the United States mail, if mailed, or upon receipt if delivered personally or by facsimile.

You will automatically forfeit your right to purchase any shares of common stock issuable upon exercise of such Warrant, unless the Warrant is exercised with respect to such Shares before the end of the Notice Period.

U.S. Geothermal Inc., a Delaware corporation

By:

Name:

Title:

APPENDIX II

NOTICE OF EXERCISE

1.
The undersigned hereby elects to purchase ________ shares of the Common Stock of U.S. Geothermal Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.	Please issue a certificate or certificates representing said shares and reissue a Warrant for the balance of the shares remaining in the name of the undersigned holder as specified below.

4.
The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

Holder: ________________________________________

(Signature)	(Date)

Address: ________________________________________

________________________________________

SCHEDULE E

DEFINED TERMS

For purposes of this First Amendment, capitalized terms shall have the meanings assigned to them below.

             “Acquisition” is defined in the Information Circular.

             “Acquisition Proposals” is defined in Section 6.2 of this First Amendment.

             “Additional Agreements” shall mean the Escrow Agreement(s) and all other agreements and documents contemplated by this First Amendment.

             “Agreement” is defined in Recital E of this First Amendment.

             “Affiliate” shall mean (i) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person and (ii) any parent, spouse, lineal descendant or adopted child of a Person specified in clause (i), any spouse or adopted child of any such descendant or any child of such spouse, the executors, administrators, conservators or personal representatives of any Person referred to in this clause (ii) and any Person which, directly or indirectly, is owned or controlled by one or more of the Persons referred to in this clause (ii).

             “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group under state, local or foreign income Tax law) of which Geo or any of its Affiliates is or has been a member.

             “Business” is defined in Recital A of this First Amendment.

             “Claims” shall mean all pending and threatened claims, actions, causes of action, demands, orders, notices, suits, grievances, proceedings, disputes, arbitrations and investigations.

             “Closing” is defined in Section 9.1 of this First Amendment, and refers only to the closing of the Merger.

             “Closing Date” is defined in Section 9.1 of this First Amendment.

             “Code” is defined in Recital D of this First Amendment.

             “Company” has the meaning assigned to it in the preamble.

             “Company Common Stock” means shares of the common stock of the Company, par value $.001 per share, after giving effect to the Consolidation.

             “Company Indemnified Parties” is defined in Section 11.2 of this First Amendment.

             “Company Shareholder Approval” is defined in Section 8.2(g) of this First Amendment.

             “Consolidation” is defined in the Information Circular.

             “Constituent Corporations” is defined in the preamble.

             “Contracts” is defined in Section 3.14 of this First Amendment.

             “Damages” is defined in Section 11.2 of this First Amendment.

             “Dissenting Shares” is defined in Section 2.2 of this First Amendment.

             “Effective Time” is defined in the Information Circular.

             “Environmental Claim” shall mean any Claim (written or oral) by any Person or any Governmental Authority alleging potential Liability or obligations (including potential Liability or obligations for or requirement to incur investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by Geo, or (ii) circumstances forming the basis of any violation, potential violation or alleged violation, or Liability, potential Liability or alleged Liability, under any Environmental Law.

             “Environmental Laws” shall mean all Rules and permit conditions relating to pollution or protection of human health or the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), including Rules relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

             “ERISA Affiliate” shall mean any corporation or other Person which is a member of the same controlled group (within the meaning of Section 414(b) of the Code) of corporations or other Persons as Geo, or which is under common control (within the meaning of Section 414(c) of the Code) with Geo, or any corporation or other Person which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with Geo, or any corporation or other Person which is required to be aggregated with Geo pursuant to Section 414(o) of the Code or the regulations promulgated under Sections 414(b), (c), (m) or (o) of the Code.

             “Escrow” is defined in Section 2.1(e) of this First Amendment.

             “Escrow Agent” means Pacific Corporate Trust Company.

             “Escrow Agreement(s)” is defined in Section 2.1(e) of this First Amendment.

             “Escrow Securities” is defined in Section 2.1(e) of this First Amendment.

             “Exchange” is defined in the Information Circular.

             “Exchange Warrants” means the warrants to purchase 2,420,217 shares of the Company Common Stock to be issued in consideration for the acquisition by Geo of the 1,612,000 outstanding Geo Warrants pursuant to the Merger. Each Exchange Warrant will entitle the holder to purchase one share of Company Common Stock (after giving effect to the Consolidation) at a price of $0.75 per share on or before 24 months after Closing, substantially in the form attached as Exhibit B.

             “Financial Statements” is defined in Section 3.9 of this First Amendment.

             “First Associates” is defined in the Information Circular.

             “Forecasts” is defined in Section 3.27 of this First Amendment.

             “GAAP” is defined in Section 3.3 of this First Amendment.

             “Geo” is defined in the preamble.

             “Geo Common Stock” is defined in Recital B of this First Amendment.

             “Geo Securities” is defined in Section 2.1(b) of this First Amendment.

             “Geo Shareholder Approval” is defined in Section 3.3 of this First Amendment.

             “Geo Warrants” is defined in the Information Circular.

             “Geothermal Agreements” shall mean the Crank Lease, the Jensen Lease, the Jensen Investments Lease and the Vulcan Agreement, each of which is defined in the Information Circular.

             “Geothermal Properties” shall mean the real properties which are the subjects of the Geothermal Agreements and the Vulcan Property, which is defined in the Information Circular.

             “Governmental Authority” shall mean any court (federal, state, local, foreign or otherwise), any arbitration or other alternative dispute mechanism, any federal, state, local, foreign or other government or governmental department, agency, board, commission, bureau or instrumentality and any other regulatory authority.

             “Idaho Authority” is defined in Section 1.6 of this First Amendment.

             “Idaho Code” is defined in Section 1.1 of this First Amendment.

             “Indemnifying Party” is defined in Section 11.4 of this First Amendment.

             “Information Circular” means the Information Circular dated as of February 28, 2003, prepared by the Company in connection with seeking Company Shareholder Approval of, inter alia, the Merger, a copy of which is included in the Merger Materials.

             “Intervening Event” is defined in Section 10.2 of this First Amendment.

             “Investments” is defined in Section 3.22 of this First Amendment.

             “Knowledge” (or any form of such term, such as “Knows”, “Known”, etc.) as used in this First Amendment with respect to a party’s awareness of the presence or absence of a fact, event or condition shall mean (i) the actual knowledge of such Person after due inquiry, and in the case of any Person other than an individual, any director, officer, shareholder (beneficial or of record), managing director, partner, trustee or similar individual of such Person plus (ii) the knowledge that should be obtained by a party conducting itself reasonably and with sound discretion in the management of its own affairs.

             “Know-how” shall mean laboratory journals, specialized knowledge (including product knowledge and use and application knowledge), trade secrets, formulae, product formulations, recipes, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

             “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when or by whom asserted), including any liability for Taxes.

             “Licenses” is defined in Section 3.17 of this First Amendment.

             “Liens” shall mean all title defects, charges, claims, restrictions, liens, pledges, security interests, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments and other burdens, options, restrictions or encumbrances of any kind.

             “Material Adverse Effect” is defined in Section 3.11 of this First Amendment.

             “Materials of Environmental Concern” shall mean chemicals or other substances subject to regulation pursuant to Environmental Laws, including pollutants, contaminants, wastes, by products, toxic substances, radionuclides, polychlorinated biphenyls, asbestos, petroleum (including crude oil or any fraction thereof) and petroleum products.

             “Merger Consideration” is defined in Section 2.1(g) of this First Amendment.

             “Merger Materials” is defined in Section 6.8(b) of this First Amendment.

             “Most Recent Balance Sheet” is defined in Section 3.9 of this First Amendment.

             “Name Change” is defined in the Information Circular.

             “Notice of Claim” is defined in Section 11.4 of this First Amendment.

             “Patents” shall mean patents (including all reissues, reexaminations, divisions, continuations, continuations in part and extensions thereof), utility models, patent applications and patent disclosures docketed.

             “Person” shall mean an individual, corporation, limited liability Geo, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

             “Plan” shall mean each bonus, pension, stock option, stock purchase, stock bonus, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, all employment contracts or executive compensation agreements, written or oral, and all collective bargaining agreements and each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA), in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all employees (regardless whether such employees’ regular place of employment is within or without the United States) or terminated employees of Geo or ERISA Affiliate.

             “Principal Geo Shareholders” means Daniel Kunz, Douglas Glaspey, Paul Larkin, Ronald Bourgeois and Vulcan.

             “Private Placement” means the private placement by the Company of up to 3,322,222 Units to raise gross proceeds of $1,494,999, to be closed immediately after the Closing under this First Amendment.

             “Proprietary Rights” shall mean (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) rights in trade dress and packaging and (vi) shop rights, copyrights, inventions, trade secrets, service marks and all other intellectual property rights, in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement.

             “Proposed Transactions” shall mean the Name Change, the Consolidation, the Merger and the Private Placement.

             “Protected Information” is defined in Section 7.5 of this First Amendment.

             “Regulatory Authority” is defined in Section 8.2(h) of this First Amendment.

             “Related Party” is defined in Section 3.25 of this First Amendment.

             “Returns” is defined in Section 3.16(a) of this First Amendment.

             “Rules” shall mean any federal, state, local or foreign statute, law, code, ordinance, rule, regulation, judgment, writ, decree, injunction, order, concession, grant, franchise, permit or license or other governmental or regulatory authorization or approval applicable to Geo, or any of the Principal Geo Shareholders or any of their respective assets, properties, operations or any Plan.

             “Securities Act” is defined in Section 2.5 of this First Amendment.

             “Sub” is defined in the preamble, and is referred to in the Information Circular as USC Subco.

             “Sub Common Stock” is defined in Section 2.1(a) of this First Amendment.

             “Surviving Corporation” is defined in Section 1.1 of this First Amendment.

             “Tax” is defined in Section 3.16 of this First Amendment.

             “Third Party” is defined in Section 6.2 of this First Amendment.

             “Third Party Claim” is defined in Section 11.4 of this First Amendment.

             “Toll Cross” means Toll Cross Securities Inc.

             “Trademarks” shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the business of Geo.

             “Trade Names” shall mean (i) trade names and other identifying names, (ii) brand names, and (iii) logos and all other names and slogans used in the business of Geo.

             “Transaction Agreements” is defined in Section 12.10 of this First Amendment.

             “Unit” means a unit to be sold in the Private Placement comprised of one share of Company Common Stock (after giving effect to the Consolidation) and one-half warrant entitling the holder to purchase one share (with a full warrant) of Company Common Stock (after giving effect to the Consolidation) at a price of $0.75 for 24 months after Closing, substantially in the form attached as Exhibit C.

             “Vulcan” is defined in the Information Circular.

             “Vulcan Agreement” is defined in the Information Circular.

SCHEDULE 1.5
DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

(a)	Directors:

Douglas Glaspey
Daniel Kunz
Paul Larkin
Ronald Bourgeois

(b)	Officers:

	Chief Executive Officer:	Douglas Glaspey

	President:	Daniel Kunz

	Secretary-Treasurer:	Paul Larkin

SCHEDULE 2.1(C)

DISTRIBUTION OF MERGER CONSIDERATION

Name	Exchange Shares Issuable	Exchange Warrants Issuable

1. Douglas J. Glaspey	1,014,649

2. Daniel Kunz	1,254,769

3. Paul Larkin	863,187

4. Ron Bourgeois	821,425

5. Vulcan Power Company	1,775,156	2,420,217

6. Gerald L. Sneddon	80,000

7. Sneddon Family Trust	50,000

8. Steven Y Chi	36,667

9. Roscoe & Joyce Ward	5,000

10. Robert Falls	24,000

11. Tom Menning	183,333

12. Burton Egger	40,000

13. John Beaulieu	20,000

14. Veritable Quandary LLC	10,000

15. Dr. John Swartley	36,667

16. Grim Estates Ltd.	180,000

17. Edwin T Cryer	10,000

18. Steve R. Smith	45,000

19. Steven Jensen	21,000

20. John W. Leonard	35,000

21. Ross Beaty	85,000

22. William Brock	33,333

23. Barry Marcus	15,000

24. Hartzell Cobbs	4,000

25. Leland Mink	10,000

26. Donald Nelson	108,000

27. Ronald C. Yanke	108,000

28. John H. Walker	73,807

29. William David Batiuk	17,000

Total Geo Exchange
Securities Shares:	6,939,992	Warrants: 2,420,217

SCHEDULE 3.5 (a)

Geo Shares

Name	Shares

1. Douglas J. Glaspey	728,929

2. Daniel Kunz	940,479

3. Paul Larkin	691,762

4. Ron Bourgeois	650,000

5. Vulcan Power Company	1,895,000

6. Gerald L. Sneddon	80,000

7. Sneddon Family Trust	50,000

8. Steven Y Chi	36,667

9. Roscoe & Joyce Ward	5,000

10. Robert Falls	24,000

11. Tom Menning	183,333

12. Burton Egger	40,000

13. John Beaulieu	20,000

14. Veritable Quandary LLC	10,000

15. Dr. John Swartley	36,667

16. Grim Estates Ltd.	180,000

17. Edwin T Cryer	10,000

18. Steve R. Smith	45,000

19. Steven Jensen	21,000

20. John W. Leonard	35,000

21. Ross Beaty	85,000

22. William Brock	33,333

23. Barry Marcus	15,000

24. Hartzell Cobbs	4,000

25. Leland Mink	10,000

26. Donald Nelson	108,000

27. Ronald C. Yanke	108,000

28. John H. Walker	16,667

29. William David Batiuk	17,000

Total GEO shares issued	6,079,836

SCHEDULE 3.5 (b)

Geo Warrants

1,612,000 warrants issued 3-15-02 to Vulcan Power Company at an exercise price of $0.75, for an exercise period of 2 years following Closing

SCHEDULE 3.11

Geo has loaned $55,000 to Vulcan for use in its operations pending the completion of the Proposed Transactions. It acquired the loaned funds through loans from shareholders. See Schedules 3.14 and 3.25.

SCHEDULE 3.14

Contracts

1.	US Cobalt agreement dated March 28, 2002

2.	Vulcan Agreement dated December 2, 2002

3.	Crank Lease dated June 28, 2002

4.	Jensen Lease dated July 11, 2002

5.	Jensen Investments Lease dated July 12, 2002

6.	Loan to Vulcan dated July 18, 2003, as amended from time to time.

7.	Loan to Vulcan dated September 16, 2003, as amended from time to time.

8.	Kunz Loans to Geo dated July 20 and September 16, 2003, as amended from time to time.

9.	Kitz Loan to Geo dated September 16, 2003, as amended from time to time.

10.	Glaspey Loan to Geo dated September 16, 2003, as amended from time to time.

11.	Larkin Loan to Geo dated September 16, 2003, as amended from time to time.

12.	Bourgeois Loan to Geo dated September 16, 2003, as amended from time to time.

Other Agreements

US Department of Energy Geothermal Resource Exploration and Development (GREDII) Grant. Instrument Number: DE-FC04-2002AL68299 Awarded September 29, 2002

First Associates Investment Inc. letter of engagement for financing dated November 21, 2002, which has been terminated

First Associates Investments Inc. sponsorship agreement dated February 21, 2003

SCHEDULE 3.19

Geo Labor Matters

Douglas J. Glaspey is paid a monthly Management Fee of $3,000.00 under a verbal agreement, on a month-to-month basis. No set term.

SCHEDULE 3.22

Bank Accounts

Wells Fargo Bank	Business Checking Account	Acct.#8902377269
818 E. Boise Ave.
Boise, Idaho 83706

Signature Authority: Douglas J. Glaspey, Daniel Kunz

No other accounts, certificates of deposit, debt, equity securities or other investments.

SCHEDULE 3.24

Agreements

1.           The Vulcan Property

On March 5, 2002, Geo entered into a letter agreement with Vulcan, pursuant to which Geo agreed to acquire from Vulcan all of the real property, personal property and permits that comprised Vulcan’s interest in the Raft River Project. On December 3, 2002, the letter agreement was replaced by the Vulcan Agreement which provides for the acquisition of 100% interest in the Vulcan Property by Geo on the following basis:

1.	To earn a 20% interest in the Vulcan Property, Geo must pay to or for the benefit of Vulcan US$250,000. As at December 31, 2002, this amount has been paid and Geo has acquired the 20% interest.

2.	The issue to Vulcan of 1,895,000 Geo Shares and 1,612,000 Geo Warrants. These securities have been issued.

3.

Geo must cause a publicly traded company to acquire all of the Geo Shares and Geo Warrants, including those issued to Vulcan, in exchange for securities of the public company which will result in Vulcan owning 14% of the issued shares and, through the exercise of warrants, having the right to acquire, an additional 11% of the shares for a total of 25% of the fully diluted issued and outstanding shares of the public company as of the date of acquisition of the Geo Shares and Geo Warrants by the publicly traded company.

The completion of the Acquisition and Consolidation will satisfy this requirement. Upon completion of the Proposed Transactions Vulcan will hold 1,755,156 Consolidated USC Shares (approximately 11% of the outstanding Consolidated USC Shares) and 2,420,217 Exchange Warrants, which if exercised, would result in Vulcan owing 25% of the common stock of the Resulting Issuer. The securities to be issued to Vulcan will be subject to escrow. See “The Resulting Issuer - Securities of the Resulting Issuer held in Escrow, in Pool or Subject to Hold Restrictions”.

4.	Geo must complete a US$200,000 work program on the Vulcan Property within 12 months of the Closing.

5.

Geo was to pay to Vulcan US$100,000 on the Closing. As at April 28, 2003, $50,000 has been paid and Geo will pay the balance of $50,000 on Closing.

Once all of the foregoing have been satisfied, Geo will own a 49% interest in the Vulcan Property.

6.	In order to acquire the remaining 51% of the Vulcan Property, Geo must pay to Vulcan US$250,000 on or before receipt of project financing for completion of a power plant.

All of the issued and outstanding Geo Shares as at March 5, 2002, other than those held by Vulcan, have been pledged to Vulcan as security for Geo’s obligations to Vulcan under the Vulcan Agreement. The pledge will be released on Closing.

Prior to entering into the Vulcan Agreement Vulcan was at arm’s length to Geo. The consideration payable to Vulcan under the Vulcan Agreement was determined through arm’s length negotiations.

Under the Vulcan Agreement, Geo has agreed to acquire 100% of the 560 acres of fee land comprising the Vulcan Property. The Vulcan Property includes both surface and geothermal rights and consists of two units. The first unit has a total area of 240 acres and is comprised of the E half of the SE quarter of Section 22, plus the SW quarter of Section 23 (Township 15 South, Range 26 East). Three geothermal wells (RRGE-1, RRGP-4 and RRGP-5) are located on this parcel. The second unit has a total area of 320 acres, and is comprised of the S half of the NW quarter, the S half of the NE quarter, and the entire SE quarter of Section 25 (Township 15 South, Range 26 East). Three additional geothermal wells (RRGE-3, RRGI-6 and RRGI-7) are located on this parcel.

As the Vulcan Property is fee land that would be owned by the project developer, there is no royalty burden. A preliminary title report was prepared in March 2002 for the Vulcan Property by Land Title and Escrow, Inc. of Burley, Idaho, which includes a Commitment For Title Insurance from the Commonwealth Land Title Insurance Company.

2.           Crank Lease

The Crank Lease covers 160 acres of geothermal rights, with right of ingress and egress. The lease is comprised of the NE quarter of Section 23 (Township 15 South, Range 26 East) and includes the use of an existing geothermal well RRGE-2. The lease has a primary term of 5 years and is extended indefinitely so long as production from the well or from the geothermal field is maintained. Geo does not control access to the surface lands related to the Crank Lease except for ingress and egress for removal of the geothermal resource. Advanced production royalties are payable as follows:

•	On signing: US$5,000 (paid)

•	Year 2: US$10,000

•	Year 3: US$10,000

•	Year 4: US$15,000

•	Year 5: US$15,000

The advanced production royalties can be credited toward production royalties owed. During commercial production, there is a minimum annual production royalty of US$18,000.

Janice Crank is at arm’s length to Geo. The consideration payable by Geo under the Crank Lease was determined through arm’s length negotiation.

3.           Jensen Lease

The Jensen Lease covers 2,954.75 acres of geothermal rights only. It is contiguous with the Vulcan Property and the Crank Lease with land parcels located in Sections 24, 25, 26, 27, 33, and 34 (Township 15 South, Range 26 East), and in Sections 18, 19, 20, 29, and 30 (Township 15 South, Range 27 East). Geo does not control surface access to all lands covered by the Jensen Lease.

The lease has a primary term of 10 years and is extended indefinitely so long as production from the geothermal field is maintained. Lease payments are as follows:

•	Years 1-5: US$2.50 per acre (Year 1 paid on signing)

•	Years 6-10: US$3.00 per acre

Sergene Jensen is at arm’s length to Geo. The consideration payable by Geo under the Jensen Lease was determined through arm’s length negotiation.

4.           Jensen Investments Lease

The Jensen Investments Lease covers 44.5 acres of surface and geothermal rights in Section 35, Township 15 South, Range 26 East, and is contiguous with the Jensen Lease. The lease has a primary term of 10 years and is extended indefinitely so long as production from the geothermal field is maintained. Lease payments are as follows:

•	Years 1-5: US$2.50 per acre (Year 1 paid on signing)

•	Years 6-10: US$3.00 per acre

The three leased parcels, (Crank Lease, Jensen Lease and Jensen Investments Lease) have production royalties payable under the following terms:

(a)	Energy produced, saved and used for the generation of electric power, which is then sold by lessee, has a royalty of ten percent (10%) of the net proceeds.

(b)	Energy produced, saved and sold by lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value.

(c)	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

Jensen Investments Inc. is at arm’s length to Geo. The consideration payable by Geo under the Jensen Investment Lease was determined through arm’s length negotiation.

Geo has not determined whether any wetlands exist on these properties nor whether any of the properties are in a flood plain. All buildings, infrastructure, and geothermal wells located on the properties are offered in an “as is” condition and no warranty or representation is made as to their ultimate use.

Additional lease agreements are under negotiation with Reid Stewart.

SCHEDULE 3.25

Related Party Transactions

Vulcan Power Company (shareholder) – Vulcan Agreement dated December 3, 2002

Douglas J. Glaspey, Daniel Kunz, and Paul Larkin (shareholders, directors and officers) are also shareholders, directors, and officers of US Cobalt Inc.

Douglas J. Glaspey is paid a monthly management fee of $3,000.00 on a month-to-month basis.

Daniel Kunz loaned $35,000 to Geo to fund Geo’s loans to Vulcan on July 20 and September 16, 2003.

Kevin Kitz loaned $8,000 to Geo to fund Geo’s loans to Vulcan on September 16, 2003.

Doug Glaspey loaned $5,000 to Geo to fund Geo’s loans to Vulcan on September 16, 2003.

Paul Larkin loaned $5,000 to Geo to fund Geo’s loans to Vulcan on September 16, 2003.

Ron Bourgeois loaned $2,000 to Geo to fund Geo’s loans to Vulcan on September 16, 2003.

SCHEDULE 4.5

Environmental Matters

There are currently no permits or government authorization held by Geo pursuant to the Environmental Laws.

No environmental audits or similar reports.

To our knowledge, there are no Environmental Claims pending.

There are two known underground diesel storage tanks on the property installed by the US Department of Energy. The size and condition of these tanks are not known.

There may be Transite (a cement-asbestos composite) pipe buried on the properties which was installed by the US Department of Energy.